    As filed with the Securities and Exchange Commission on January 20, 1998
                                             Registration No. 33-87864


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         POST-EFFECTIVE AMENDMENT NO. 7


                              --------------------

                 ANCHOR NATIONAL LIFE INSURANCE COMPANY
           (Exact name of registrant as specified in its charter)

California                            6311                      86-0198983
(State or other                 (Primary Standard            (I.R.S. Employer
jurisdiction of              Industrial Classification      Identification No.)
incorporation or Number)           organization)

                               1 SunAmerica Center
                       Los Angeles, California 90067-6022
                                 (310) 772-6000
               (Address, including zip code, and telephone number,
                      including area code, or registrant's
                          principal executive offices)


                            Susan L. Harris, Esquire
                     Anchor National Life Insurance Company
                               1 SunAmerica Center
                       Los Angeles, California 90067-6022
                                 (310) 772-6000
(Name, address, including zip code, and telephone number, including area code of agent for service)

                             ----------------------

        Appropriate date of commencement of proposed sale to the public:
    As soon as practicable after effectiveness of the Registration Statement If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                              CROSS REFERENCE SHEET

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                        Cross Reference Sheet Pursuant to

                           Regulation S-K, Item 501(b)


Form S-1 Item Number and Caption                      Heading in Prospectus
--------------------------------                      ---------------------
1.      Forepart of the Registration
        Statement and Outside Front
        Cover Page of Prospectus...............       Outside Front Cover Page

2.      Inside Front and Outside Back
        Cover Pages of Prospectus..............       Inside Front Cover

3.      Summary of Information, Risk
        Factors and Ratio of Earnings
        to Fixed Charges.......................       Front Cover; Profile

4.      Use of Proceeds........................       The Polaris Variable
                                                      Annuity; Investment Options;
                                                      Expenses; Other Information

5.      Determination of Offering Price........       Not Applicable

6.      Dilution...............................       Not Applicable

7.      Selling Security Holders...............       Not Applicable

8.      Plan of Distribution...................       Other Information - Distribution

9.      Description of Securities to be
        Registered.............................       The Polaris Variable
                                                      Annuity; Investment Options

10.     Interests of Named Experts
        and Counsel............................       Not Applicable

11.     Information with Respect to
        the Registrant.........................       Other Information - First
                                                      SunAmerica;
                                                      Other Information -
                                                      Additional Information

12.     Disclosure of Commission Position
        on Indemnification for Securities
        Act Liabilities........................       Not Applicable

                             [POLARIS PROFILE LOGO]

THIS PROFILE IS A SUMMARY OF SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND
CONSIDER BEFORE PURCHASING THE POLARIS VARIABLE ANNUITY. THE SECTIONS IN THIS PROFILE
CORRESPOND TO SECTIONS IN THE ACCOMPANYING PROSPECTUS WHICH DISCUSS THE TOPICS IN MORE DETAIL.
THE ANNUITY IS MORE FULLY DESCRIBED IN THE PROSPECTUS. PLEASE READ THE PROSPECTUS CAREFULLY.

                                February 2, 1998


                ================================================================

                        1. THE POLARIS VARIABLE ANNUITY

                ================================================================

The Polaris Variable Annuity is a contract between you and Anchor National Life Insurance Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

Polaris offers a diverse selection of money managers and investment options. You may divide your money among any or all of our 25 variable investment portfolios and 5 fixed investment options. Your investment is not guaranteed. The value of your Polaris contract can fluctuate up or down, based on the performance of the underlying investments you select, and you may experience a loss.

The variable investment portfolios offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. Your choices for the various investment options are found on the next page.

The contract also offers 5 fixed investment options, for different time periods and each with a different interest rate that is guaranteed by Anchor National.


Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the variable investment portfolios to which your money is allocated and/or the interest rate earned on the fixed investment options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. An IRS tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on where your money is allocated. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.


                ================================================================

                           2. ANNUITY INCOME OPTIONS

                ================================================================

You can select from one of five annuity income options:

   (1) payments for your lifetime;

   (2) payments for your lifetime and your survivor's lifetime;

   (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;

   (4) payments for your lifetime, but for not less than 10 or 20 years; and

   (5) payments for a specified period of 5 to 30 years.

You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your annuity option. If your contract is part of a non-qualified retirement plan (one that is established with after tax dollars), payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts which are part of a qualified retirement plan using before tax dollars, the entire payment is taxable as income.

                ================================================================

                        3. PURCHASING A POLARIS VARIABLE


                                ANNUITY CONTRACT

                ================================================================

You can buy a contract through your financial representative, who can also help you complete the proper forms. For Non-qualified contracts, the minimum initial investment is $5,000 and subsequent amounts of $500 or more may be added to your contract at any time during the Accumulation Phase. For Qualified contracts, the minimum initial investment is $2,000 and subsequent amounts of $250 or more may be added to your contract at any time during the Accumulation Phase.

                ================================================================

                             4. INVESTMENT OPTIONS

                ================================================================

You may allocate money to the following variable investment portfolios of the Anchor Series Trust and/or the SunAmerica Series Trust:

ANCHOR SERIES TRUST
  MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
      - Capital Appreciation Portfolio
      - Growth Portfolio
      - Natural Resources Portfolio
      - Government and Quality Bond Portfolio

SUNAMERICA SERIES TRUST
  MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
      - Global Equities Portfolio
      - Alliance Growth Portfolio
      - Growth-Income Portfolio
  MANAGED BY DAVIS SELECTED ADVISERS, L.P.
      - Venture Value Portfolio
      - Real Estate Portfolio
  MANAGED BY FEDERATED INVESTORS
      - Federated Value Portfolio
      - Utility Portfolio
      - Corporate Bond Portfolio
  MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
  GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
      - Asset Allocation Portfolio
      - Global Bond Portfolio
  MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
      - International Diversified Equities Portfolio
      - Worldwide High Income Portfolio
  MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
      - Growth/Phoenix Investment Counsel Portfolio
      - Balanced/Phoenix Investment Counsel Portfolio
  MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
      - Putnam Growth Portfolio
      - International Growth and Income Portfolio
      - Emerging Markets Portfolio
  MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
      - Aggressive Growth Portfolio
      - SunAmerica Balanced Portfolio
      - High-Yield Bond Portfolio
      - Cash Management Portfolio

You may also allocate money to the 1, 3, 5, 7 and 10 year fixed investment options. The interest rate may differ from time to time but will never be less than 3%. Once established, the rate will not change during the selected period. Your contract value will be adjusted up or down for withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period.
                ================================================================

                                  5. EXPENSES

                ================================================================

Each year, we deduct a $35 contract maintenance fee from your contract. This fee is currently waived if the value of your contract is at least $50,000. We also deduct insurance charges which equal 1.52% annually of the average daily value of your contract allocated to the variable portfolios. The insurance charges include: Mortality and Expense Risk, 1.37%, and Distribution Expense, .15%.


As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the variable portfolios, which are estimated to range from .63% to 1.90%.


If you take money out in excess of the amount allowed for in your contract, you may be assessed a withdrawal charge which is a percentage of the money you withdraw. The percentage declines with each year the money is in the contract as follows:

-----------------------------------------------------------

 YEAR                1    2    3    4    5    6    7   8+
-----------------------------------------------------------
 WITHDRAWAL
 CHARGE             7%   6%   5%   4%   3%   2%   1%   0%
                                                        -
-                    -    -    -    -    -    -    -  -
-----------------------------------------------------------


Each year, you are allowed to make 15 transfers without charge. After your first 15 free transfers, a $25 transfer fee will apply to each subsequent transfer ($10 in Pennsylvania and Texas).



In a limited number of states, you may also be assessed a state premium tax of up to 3.5% depending upon the state.



The following chart is designed to help you understand the charges in your contract. The column "Total Annual Charges" shows the total of the 1.52% insurance charges, the $35 contract maintenance fee and the investment charges for each variable portfolio. We converted the contract maintenance fee to a percentage using an assumed contract size of $40,000. The actual impact of this charge on your contract may differ from this percentage.


The next two columns show two examples of the charges you would pay under the contract. The examples assume that you invested $1,000 in a contract which earns 5% annually and that you withdraw your money: (1) at the end of year 1, and (2) at the end of year 10.

-----------------------------------------------------------------------------------------------------------------------
                                                                                           EXAMPLES:
                                       TOTAL ANNUAL       TOTAL ANNUAL                   TOTAL EXPENSES  TOTAL EXPENSES
                                        INSURANCE          INVESTMENT     TOTAL ANNUAL     AT END OF       AT END OF
   ANCHOR SERIES TRUST PORTFOLIO         CHARGES            CHARGES         CHARGES          1 YEAR         10 YEARS
-----------------------------------------------------------------------------------------------------------------------
Capital Appreciation                       1.61%               .71%           2.32%           $ 93            $265
Growth                                     1.61%               .78%           2.39%           $ 94            $272
Natural Resources                          1.61%               .89%           2.50%           $ 95            $283
Government and Quality Bond                1.61%               .71%           2.32%           $ 93            $265
-----------------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST PORTFOLIO
Emerging Markets                           1.61%              1.90%           3.51%           $105            $378
International Diversified Equities         1.61%              1.35%           2.96%           $100            $328
Global Equities                            1.61%               .95%           2.56%           $ 96            $289
International Growth and Income            1.61%              1.60%           3.21%           $102            $351
Aggressive Growth                          1.61%               .90%           2.51%           $ 95            $284
Real Estate                                1.61%              1.25%           2.86%           $ 99            $318
Putnam Growth*                             1.61%               .91%           2.52%           $ 95            $285
Growth/Phoenix                             1.61%               .73%           2.34%           $ 94            $267
Alliance Growth                            1.61%               .65%           2.26%           $ 93            $259
Venture Value                              1.61%               .79%           2.40%           $ 94            $273
Federated Value                            1.61%              1.03%           2.64%           $ 97            $297
Growth-Income                              1.61%               .65%           2.26%           $ 93            $259
Utility                                    1.61%              1.05%           2.66%           $ 97            $299
Asset Allocation                           1.61%               .68%           2.29%           $ 93            $262
Balanced/Phoenix                           1.61%               .82%           2.43%           $ 95            $276
SunAmerica Balanced                        1.61%              1.00%           2.61%           $ 96            $294
Worldwide High Income                      1.61%              1.10%           2.71%           $ 97            $304
High-Yield Bond                            1.61%               .75%           2.36%           $ 94            $269
Corporate Bond                             1.61%               .91%           2.52%           $ 95            $285
Global Bond                                1.61%               .90%           2.51%           $ 95            $284
Cash Management                            1.61%               .63%           2.24%           $ 93            $257
                                                                                                   -
                                                                                                                      -
-----------------------------------------------------------------------------------------------------------------------


*Formerly named Provident Growth.
For more detailed information, see the Fee Tables and Examples in the prospectus.

                ================================================================

                                    6. TAXES

                ================================================================

Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a Non-qualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a Qualified contract (one that is established with before tax dollars like an IRA), all amounts are taxable when they are withdrawn.

When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income rate. You may be subject to a 10% IRS tax penalty for distributions or withdrawals before age 59 1/2.

                ================================================================

                            7. ACCESS TO YOUR MONEY

                ================================================================

Earnings may be withdrawn at any time free of a withdrawal charge. After the first year, the first withdrawal of the year will be free of a withdrawal charge if it does not exceed the greater of: (1) earnings in your contract as of the date you make the withdrawal or (2) 10% of the money you have invested for at least one year and not yet withdrawn, less any withdrawals made during the year.

Although amounts withdrawn using the 10% provision may reduce principal for purposes of calculating amounts available for future withdrawals of earnings, they do not reduce the amount of money you invested for purposes of calculating the withdrawal charge if you withdraw your entire contract value.

Withdrawals in excess of these limits will be assessed a withdrawal charge. Withdrawals may be made from your contract in the amount of $1,000 or more. You may request a withdrawal in writing or by establishing systematic withdrawals. Under systematic withdrawals, the minimum withdrawal amount is $250.

If you withdraw your entire contract value, you will not receive the benefit of any free withdrawal amount. After your money has been in the contract for seven full years, there are no withdrawal charges on that portion of the money that you have invested for at least seven full years. Of course, you may have to pay income tax and a 10% IRS tax penalty may apply if you are under age 59 1/2. Additionally, withdrawal charges are not assessed when a death benefit is paid.

                ================================================================

                                 8. PERFORMANCE

                ================================================================

The value of your annuity will fluctuate depending upon the investment performance of the portfolio(s) you choose.

The following chart shows total returns for each portfolio for the time periods shown. These numbers reflect the insurance charges, the contract maintenance fee and the investment charges. Withdrawals charges are not reflected in the chart. Past performance is not a guarantee of future results.

---------------------------------------------------------------------------------------------------------------------------------
   ANCHOR SERIES TRUST                                                 CALENDAR YEAR
        PORTFOLIO                1997                 1996                 1995                 1994                 1993
---------------------------------------------------------------------------------------------------------------------------------
  Capital Appreciation           23.50%               23.17%               32.41%              (5.60)%               13.72%
  Growth                         28.36%               23.06%               24.30%              (6.27)%               11.22%
  Natural Resources             (10.10)%              12.20%               15.45%              (5.93)%                   --
  Gov't and Quality Bond          7.82%                1.35%               17.49%              (4.44)%                3.68%
---------------------------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST
PORTFOLIO
  Emerging Markets**            (17.37)%                  --                   --                   --                   --
  Int'l Diversified
    Equities                      4.71%                7.59%                8.52%              (3.68)%                   --
  Global Equities                13.25%               12.37%               17.33%              (1.96)%               15.93%
  Int'l Growth and
    Income**                      5.36%                   --                   --                   --                   --
  Aggressive Growth              10.55%                4.33%                   --                   --                   --
  Real Estate**                  17.16%                   --                   --                   --                   --
  Putnam Growth*                 30.41%               18.46%               22.83%              (3.25)%                   --
  Growth/Phoenix                 21.28%               14.12%               30.12%              (9.52)%                8.91%
  Alliance Growth                29.41%               27.10%               41.58%              (3.76)%                9.93%
  Venture Value                  32.21%               22.86%               35.36%              (1.23)%                   --
  Federated Value                29.37%                7.32%                   --                   --                   --
  Growth-Income                  31.85%               22.11%               31.95%              (4.20)%               6. 65%
  Utility                        23.78%                8.26%                   --                   --                   --
  Asset Allocation               19.93%               17.05%               24.33%              (1.80)%                5.11%
  Balanced/Phoenix               15.09%                8.18%               25.51%              (0.58)%                   --
  SunAmerica Balanced            22.52%                9.39%                   --                   --                   --
  Worldwide High Income          13.72%               23.38%               19.04%              (2.39)%                   --
  High-Yield Bond                12.66%               12.71%               12.44%              (6.98)%               11.35%
  Corporate Bond                  9.14%                2.86%               15.82%              (4.73)%                1.64%
  Global Bond                     8.31%                7.58%               15.83%              (6.27)%                4.22%
  Cash Management                 3.50%                3.31%                3.85%               2.12%                 0.83%
                                     -
                                                         -
                                                                              -
                                                                                                 -
                                                                                                                      -
---------------------------------------------------------------------------------------------------------------------------------
 * Formerly named
  Provident Growth.
** Inception to 11/30/97.
Inception date for each
  portfolio varies.


                ================================================================

                                9. DEATH BENEFIT

                ================================================================

If you should die during the Accumulation Phase, your beneficiary will receive a death benefit. The death benefit is the greater of:

  (1) the value of your contract, or

  (2) the money you put in less any withdrawals, all compounded at 4% annually (3% if age 70 or older at time of issue), or

  (3) the value of your contract on the seventh contract anniversary less any withdrawals plus any additional money you put in since the seventh anniversary, all compounded at 4% annually (3% if age 70 or older at time of issue).
                ================================================================

                             10. OTHER INFORMATION

                ================================================================

FREE LOOK: You may cancel your contract within ten days (or longer if required by your state) by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the value of your contract (unless otherwise required by state law). Its value may be more or less than the money you initially invested.

ASSET ALLOCATION REBALANCING: If selected by you, this program seeks to keep your investment in line with your goals. We will maintain your specified allocation mix in the variable investment portfolios and the 1-year fixed investment option by readjusting your money on a calendar quarter, semiannual or annual basis.

SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically wired to your bank account. Of course, withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2.

PRINCIPAL ADVANTAGE: If selected by you, this program allows you to obtain growth potential without any market risk to your principal. We will guarantee that the portion of your money allocated to the 1, 3, 5, 7 or 10 year fixed investment options will grow to equal your principal investment when it is allocated in accordance with the program.

DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually in the equity and bond portfolios from any of the variable investment portfolios or the 1-year fixed investment option.

AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $20 per month.

CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.
                ================================================================

                                 11. INQUIRIES

                ================================================================

If you have questions about your contract or need to make changes, call your financial representative or contact us at:

      Anchor National Life Insurance Company
      Annuity Service Center
      P.O. Box 54299
      Los Angeles, California 90054-0299
      Telephone Number: (800) 445-SUN2

If money accompanies your correspondence, you should direct it to:

      Anchor National Life Insurance Company
      P.O. Box 100330
      Pasadena, California 91189-0001

                                 [POLARIS LOGO]

                                   PROSPECTUS

                                FEBRUARY 2, 1998



Please read this prospectus           FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
carefully before investing and        issued by
  keep it for future reference.       ANCHOR NATIONAL LIFE INSURANCE COMPANY
It contains important                 in connection with
information about the Polaris         VARIABLE SEPARATE ACCOUNT
Variable Annuity.                     The annuity has 30 investment choices -- 5 fixed investment options and 25 variable investment portfolios listed below. The 5 fixed
To learn more about the annuity       investment options include specified periods of 1, 3, 5, 7 and 10
offered by this prospectus, you       years. The 25 variable investment portfolios are part of the Anchor
can obtain a copy of the              Series Trust or the SunAmerica Series Trust.
Statement of Additional               ANCHOR SERIES TRUST:
Information ("SAI") dated             MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
February 2, 1998. The SAI has         - Capital Appreciation Portfolio
been filed with the Securities        - Growth Portfolio
and Exchange Commission ("SEC")       - Natural Resources Portfolio
and is incorporated by                - Government and Quality Bond Portfolio
reference into this prospectus.       SUNAMERICA SERIES TRUST:
The Table of Contents of the          MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
SAI appears on page 29 of this        - Global Equities Portfolio
prospectus. For a free copy of        - Alliance Growth Portfolio
the SAI, call us at (800)             - Growth-Income Portfolio
445-SUN2 or write to us at our        MANAGED BY DAVIS SELECTED ADVISERS, L.P.
Annuity Service Center, P.O.          - Venture Value Portfolio
Box 54299, Los Angeles,               - Real Estate Portfolio
California 90054-0299.                MANAGED BY FEDERATED INVESTORS
                                      - Federated Value Portfolio
In addition, the SEC maintains        - Utility Portfolio
a website (http://www.sec.gov)        - Corporate Bond Portfolio
that contains the SAI,                MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
materials incorporated by             GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
reference and other information       - Asset Allocation Portfolio
filed electronically with the         - Global Bond Portfolio
SEC.                                  MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
                                      - International Diversified Equities Portfolio
                                      - Worldwide High Income Portfolio
                                      MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
ANNUITIES INVOLVE RISKS,              - Growth/Phoenix Investment Counsel Portfolio
INCLUDING POSSIBLE LOSS OF            - Balanced/Phoenix Investment Counsel Portfolio
PRINCIPAL, AND ARE NOT A              MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
DEPOSIT OR OBLIGATION OF, OR          - Putnam Growth Portfolio
GUARANTEED OR ENDORSED BY, ANY        - International Growth and Income Portfolio
BANK. THEY ARE NOT FEDERALLY          - Emerging Markets Portfolio
INSURED BY THE FEDERAL DEPOSIT        MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
INSURANCE CORPORATION, THE            - Aggressive Growth Portfolio
FEDERAL RESERVE BOARD OR ANY          - SunAmerica Balanced Portfolio
OTHER AGENCY.                         - High-Yield Bond Portfolio
                                      - Cash Management Portfolio


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================
                               TABLE OF CONTENTS
=============================================================


 GLOSSARY..........................................    2
 FEE TABLES........................................    3
       Owner Transaction Expenses..................    3
       Annual Separate Account Expenses............    3
       Portfolio Expenses..........................    3
 EXAMPLES..........................................    4
  1.   THE POLARIS VARIABLE ANNUITY................    6
  2.   ANNUITY INCOME OPTIONS......................    6
       Allocation of Annuity Payments..............    7
       Annuity Payments............................    7
       Transfers During the Income Phase...........    7
       Deferment of Payments.......................    7
  3.   PURCHASING A POLARIS VARIABLE ANNUITY.......    7
       Allocation of Purchase Payments.............    7
       Accumulation Units..........................    8
       Free Look...................................    8
  4.   INVESTMENT OPTIONS..........................    8
       Variable Investment Options.................    8
       Anchor Series Trust.........................    8
       SunAmerica Series Trust.....................    8
       Fixed Investment Options....................    9
       Market Value Adjustment.....................    9
       Transfers During the Accumulation Phase.....    9
       Dollar Cost Averaging Program...............   10
       Asset Allocation Rebalancing Program........   10
       Principal Advantage Program.................   11
       Voting Rights...............................   11
       Substitution................................   11
  5.   EXPENSES....................................   11
       Insurance Charges...........................   11
       Mortality and Expense Risk Charge...........   11
       Distribution Expense Charge.................   11
       Withdrawal Charges..........................   11
       Investment Charges..........................   12
       Contract Maintenance Fee....................   12
       Transfer Fee................................   12
       Premium Taxes...............................   12
       Income Taxes................................   12
       Reduction or Elimination of Certain
       Charges.....................................   12
  6.   TAXES.......................................   12
       Annuity Contracts in General................   12
       Tax Treatment of Distributions--
       Non-qualified Contracts.....................   13
       Tax Treatment of Distributions-- Qualified
       Contracts...................................   13
       Diversification.............................   13
  7.   ACCESS TO YOUR MONEY........................   13
       Systematic Withdrawal Program...............   14
       Nursing Home Waiver.........................   14
       Minimum Contract Value......................   14
  8.   PERFORMANCE.................................   14
  9.   DEATH BENEFIT...............................   15
 10.   OTHER INFORMATION...........................   15
       Anchor National.............................   15
       The Separate Account........................   15
       The General Account.........................   15
       Distribution................................   15
       Administration..............................   16
       Legal Proceedings...........................   16
       Custodian...................................   16
       Additional Information......................   16
       Selected Consolidated Financial Data........   17
       Management Discussion and Analysis..........   18
       Properties..................................   25
       Directors and Executive Officers............   26
       Executive Compensation......................   28
       Security Ownership of Owners and
       Management..................................   28
       State Regulation............................   28
       Independent Accountants.....................   29
 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL
 INFORMATION.......................................   29
 FINANCIAL STATEMENTS..............................   29
 APPENDIX A -- CONDENSED FINANCIAL INFORMATION.....
                                                     A-1
 APPENDIX B -- MARKET VALUE ADJUSTMENT.............  B-1
 APPENDIX C -- PREMIUM TAXES.......................  C-1


=============================================================
                                    GLOSSARY
=============================================================

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

ACCUMULATION PHASE - The period during which you invest money in your contract.

ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S) - The person(s) on whose life (lives) we base annuity payments.

ANNUITY DATE - The date on which annuity payments are to begin, as selected by you.

ANNUITY UNITS - A measurement we use to calculate the amount of annuity payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY (IES) - The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

INCOME PHASE - The period during which we make annuity payments to you.

IRS - The Internal Revenue Service.

NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PORTFOLIO(S) - The variable investment options available under the contract. Each Portfolio has its own investment objective and is invested in the underlying investments of the Anchor Series Trust or the SunAmerica Series Trust.

PURCHASE PAYMENTS - The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account ("IRA").

TRUSTS - Refers to the Anchor Series Trust and the SunAmerica Series Trust collectively.

================================================================================
                                   FEE TABLES
================================================================================

OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF EACH PURCHASE PAYMENT)
    Year 1...........   7%   Year 5...............   3%
    Year 2...........   6%   Year 6...............   2%
    Year 3...........   5%   Year 7...............   1%
    Year 4...........   4%   Year 8+..............   0%
TRANSFER FEE........... No charge for first 15 transfers
                       each year; thereafter, fee is $25
                       ($10 in Pennsylvania and Texas)
CONTRACT MAINTENANCE FEE*.... $35 ($30 in North Dakota
                             and Utah)
    *waived if contract value is $50,000 or more

ANNUAL SEPARATE ACCOUNT EXPENSES
(AS A PERCENTAGE OF DAILY NET ASSET VALUE)

Mortality and Expense Risk Charge...............   1.37%
Distribution Expense Charge.....................   0.15%
                                                   -----
    TOTAL SEPARATE ACCOUNT EXPENSES.............   1.52%
                                                   =====

                               PORTFOLIO EXPENSES

                              ANCHOR SERIES TRUST


(AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S TWELVE-MONTH PERIOD ENDED
                               NOVEMBER 30, 1997)



                                                                MANAGEMENT      OTHER       TOTAL ANNUAL
                            PORTFOLIO                              FEE         EXPENSES       EXPENSES
    ====================================================================================================
    Capital Appreciation                                            .65%          .06%           .71%
    ----------------------------------------------------------------------------------------------------
    Growth                                                          .72%          .06%           .78%
    ----------------------------------------------------------------------------------------------------
    Natural Resources                                               .75%          .14%           .89%
    ----------------------------------------------------------------------------------------------------
    Government and Quality Bond                                     .62%          .09%           .71%
    ====================================================================================================


                            SUNAMERICA SERIES TRUST

    (AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S FISCAL YEAR ENDED
                               NOVEMBER 30, 1997)



                                                                MANAGEMENT      OTHER       TOTAL ANNUAL
                            PORTFOLIO                              FEE         EXPENSES       EXPENSES
    ====================================================================================================
    Emerging Markets*                                              1.25%          .65%          1.90%
    ----------------------------------------------------------------------------------------------------
    International Diversified Equities                             1.00%          .35%          1.35%
    ----------------------------------------------------------------------------------------------------
    Global Equities                                                 .76%          .19%           .95%
    ----------------------------------------------------------------------------------------------------
    International Growth and Income*                               1.00%          .60%          1.60%
    ----------------------------------------------------------------------------------------------------
    Aggressive Growth                                               .76%          .14%           .90%
    ----------------------------------------------------------------------------------------------------
    Real Estate*                                                    .80%          .45%          1.25%
    ----------------------------------------------------------------------------------------------------
    Putnam Growth**                                                 .83%          .08%           .91%
    ----------------------------------------------------------------------------------------------------
    Growth/Phoenix                                                  .65%          .08%           .73%
    ----------------------------------------------------------------------------------------------------
    Alliance Growth                                                 .59%          .06%           .65%
    ----------------------------------------------------------------------------------------------------
    Venture Value                                                   .74%          .05%           .79%
    ----------------------------------------------------------------------------------------------------
    Federated Value                                                 .80%          .23%          1.03%
    ----------------------------------------------------------------------------------------------------
    Growth-Income                                                   .60%          .05%           .65%
    ----------------------------------------------------------------------------------------------------
    Utility                                                         .75%          .30%          1.05%
    ----------------------------------------------------------------------------------------------------
    Asset Allocation                                                .61%          .07%           .68%
    ----------------------------------------------------------------------------------------------------
    Balanced/Phoenix                                                .68%          .14%           .82%
    ----------------------------------------------------------------------------------------------------
    SunAmerica Balanced                                             .74%          .26%          1.00%
    ----------------------------------------------------------------------------------------------------
    Worldwide High Income                                          1.00%          .10%          1.10%
    ----------------------------------------------------------------------------------------------------
    High-Yield Bond                                                 .66%          .09%           .75%
    ----------------------------------------------------------------------------------------------------
    Corporate Bond                                                  .70%          .21%           .91%
    ----------------------------------------------------------------------------------------------------
    Global Bond                                                     .72%          .18%           .90%
    ----------------------------------------------------------------------------------------------------
    Cash Management                                                 .54%          .09%           .63%
    ====================================================================================================



     * As of the date of this prospectus, the sale of contracts offering the Emerging Markets, Real Estate and International Growth and Income Portfolios had not begun. The percentages are based on estimated amounts for the current fiscal year.


    ** As of April 16, 1997, the Provident Growth Portfolio was renamed the
       Putnam Growth Portfolio, managed by Putnam Investment Management, Inc. The expenses shown here are those of the former Provident Growth Portfolio managed by Provident Investment Counsel.


     THE ABOVE PORTFOLIO EXPENSES WERE PROVIDED BY THE TRUSTS. WE HAVE NOT
            INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

================================================================================
                                    EXAMPLES
================================================================================

You will pay the following expenses on a $1,000 investment in each Portfolio, assuming a 5% annual return on assets and:

        (a) surrender of the contract at the end of the stated time period;
        (b) if the contract is not surrendered or annuitized.


                                 PORTFOLIO                              1 YEAR     3 YEARS     5 YEARS      10 YEARS
        =============================================================================================================
        Capital Appreciation                                           (a) $ 93    (a) $122    (a) $154    (a) $265
                                                                       (b) $ 23    (b) $ 72    (b) $124    (b) $265
        -------------------------------------------------------------------------------------------------------------
        Growth                                                         (a) $ 94    (a) $124    (a) $157    (a) $272
                                                                       (b) $ 24    (b) $ 74    (b) $127    (b) $272
        -------------------------------------------------------------------------------------------------------------
        Natural Resources                                              (a) $ 95    (a) $128    (a) $163    (a) $283
                                                                       (b) $ 25    (b) $ 78    (b) $133    (b) $283
        -------------------------------------------------------------------------------------------------------------
        Government and Quality Bond                                    (a) $ 93    (a) $122    (a) $154    (a) $265
                                                                       (b) $ 23    (b) $ 72    (b) $124    (b) $265
        -------------------------------------------------------------------------------------------------------------
        Emerging Markets                                               (a) $105    (a) $158    (a) $212    (a) $378
                                                                       (b) $ 35    (b) $108    (b) $182    (b) $378
        -------------------------------------------------------------------------------------------------------------
        International Diversified Equities                             (a) $100    (a) $141    (a) $186    (a) $328
                                                                       (b) $ 30    (b) $ 91    (b) $156    (b) $328
        -------------------------------------------------------------------------------------------------------------
        Global Equities                                                (a) $ 96    (a) $130    (a) $166    (a) $289
                                                                       (b) $ 26    (b) $ 80    (b) $136    (b) $289
        -------------------------------------------------------------------------------------------------------------
        International Growth and Income                                (a) $102    (a) $149    (a) $198    (a) $351
                                                                       (b) $ 32    (b) $ 99    (b) $168    (b) $351
        -------------------------------------------------------------------------------------------------------------
        Aggressive Growth                                              (a) $ 95    (a) $128    (a) $163    (a) $284
                                                                       (b) $ 25    (b) $ 78    (b) $133    (b) $284
        -------------------------------------------------------------------------------------------------------------
        Real Estate                                                    (a) $ 99    (a) $139    (a) $181    (a) $318
                                                                       (b) $ 29    (b) $ 89    (b) $151    (b) $318
        -------------------------------------------------------------------------------------------------------------
        Putnam Growth                                                  (a) $ 95    (a) $128    (a) $164    (a) $285
                                                                       (b) $ 25    (b) $ 78    (b) $134    (b) $285
        -------------------------------------------------------------------------------------------------------------
        Growth/Phoenix                                                 (a) $ 94    (a) $123    (a) $155    (a) $267
                                                                       (b) $ 24    (b) $ 73    (b) $125    (b) $267
        -------------------------------------------------------------------------------------------------------------
        Alliance Growth                                                (a) $ 93    (a) $121    (a) $151    (a) $259
                                                                       (b) $ 23    (b) $ 71    (b) $121    (b) $259
        -------------------------------------------------------------------------------------------------------------
        Venture Value                                                  (a) $ 94    (a) $125    (a) $158    (a) $273
                                                                       (b) $ 24    (b) $ 75    (b) $128    (b) $273
        -------------------------------------------------------------------------------------------------------------
        Federated Value                                                (a) $ 97    (a) $132    (a) $170    (a) $297
                                                                       (b) $ 27    (b) $ 82    (b) $140    (b) $297
        -------------------------------------------------------------------------------------------------------------
        Growth-Income                                                  (a) $ 93    (a) $121    (a) $151    (a) $259
                                                                       (b) $ 23    (b) $ 71    (b) $121    (b) $259
        -------------------------------------------------------------------------------------------------------------
        Utility                                                        (a) $ 97    (a) $133    (a) $171    (a) $299
                                                                       (b) $ 27    (b) $ 83    (b) $141    (b) $299
        -------------------------------------------------------------------------------------------------------------
        Asset Allocation                                               (a) $ 93    (a) $121    (a) $152    (a) $262
                                                                       (b) $ 23    (b) $ 71    (b) $122    (b) $262
        -------------------------------------------------------------------------------------------------------------
        Balanced/Phoenix                                               (a) $ 95    (a) $126    (a) $159    (a) $276
                                                                       (b) $ 25    (b) $ 76    (b) $129    (b) $276
        -------------------------------------------------------------------------------------------------------------
        SunAmerica Balanced                                            (a) $ 96    (a) $131    (a) $168    (a) $294
                                                                       (b) $ 26    (b) $ 81    (b) $138    (b) $294
        -------------------------------------------------------------------------------------------------------------
        Worldwide High Income                                          (a) $ 97    (a) $134    (a) $173    (a) $304
                                                                       (b) $ 27    (b) $ 84    (b) $143    (b) $304
        -------------------------------------------------------------------------------------------------------------
        High-Yield Bond                                                (a) $ 94    (a) $124    (a) $156    (a) $269
                                                                       (b) $ 24    (b) $ 74    (b) $126    (b) $269
        -------------------------------------------------------------------------------------------------------------
        Corporate Bond                                                 (a) $ 95    (a) $128    (a) $164    (a) $285
                                                                       (b) $ 25    (b) $ 78    (b) $134    (b) $285
        -------------------------------------------------------------------------------------------------------------
        Global Bond                                                    (a) $ 95    (a) $128    (a) $163    (a) $284
                                                                       (b) $ 25    (b) $ 78    (b) $133    (b) $284
        -------------------------------------------------------------------------------------------------------------
        Cash Management                                                (a) $ 93    (a) $120    (a) $150    (a) $257
                                                                       (b) $ 23    (b) $ 70    (b) $120    (b) $257
        =============================================================================================================

EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you would incur directly and indirectly by investing in the contract.


2. For certain Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the lesser of the maximum allowed by any applicable state expense limitations or the following percentages of each Portfolio's average net assets: Aggressive Growth (.90%); Federated Value (1.03%); SunAmerica Balanced (1.00%); Utility (1.05%); Emerging Markets (1.90%); International Growth and Income (1.60%); and Real Estate (1.25%). The adviser also may voluntarily waive or reimburse additional amounts to increase a Portfolio's investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within two years after such waivers or reimbursements are granted, provided that the Portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.



3. The Examples assume that no transfer fees were imposed. Although premium taxes may apply in certain states, they are not reflected.


4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

            THE HISTORICAL ACCUMULATION UNIT VALUES ARE CONTAINED IN
                 APPENDIX A -- CONDENSED FINANCIAL INFORMATION

=============================================================
                        1. THE POLARIS VARIABLE ANNUITY
=============================================================

An annuity is a contract between you, as the owner, and an insurance company. The contract provides tax deferral for your earnings, as well as a death benefit and a guaranteed income in the form of annuity payments beginning on a date you select. Until you decide to begin receiving annuity payments, your annuity is in the Accumulation Phase. Once you begin receiving annuity payments, your contract switches to the Income Phase. If you die during the Accumulation Phase, the insurance company guarantees a death benefit to your Beneficiary.

The Polaris Variable Annuity Contract is issued by Anchor National Life Insurance Company ("Anchor National"), a stock life insurance company organized under the laws of the state of Arizona. Its principal business address is 1 SunAmerica Center, Los Angeles, California 90067-6022. Anchor National conducts life insurance and annuity business in the District of Columbia and in all states except New York. Anchor National is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.

During the Accumulation Phase, the value of your annuity benefits from tax deferral. This means your earnings accumulate on a tax-deferred basis until you take money out of your contract. The Income Phase occurs if you decide to receive annuity payments. You select the date on which annuity payments are to begin.

The contract is called a variable annuity because you can choose among 25 variable investment Portfolios. Depending upon market conditions, you can make or lose money in any of these Portfolios. If you allocate money to the Portfolios, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the investment performance of the Portfolio(s) you select. The amount of the annuity payments you receive during the Income Phase from the variable portion of your contract also depends upon the investment performance of the Portfolios you select for the Income Phase.

The contract also contains 5 fixed investment options. Your money will earn interest at the rate set by Anchor National. The interest rate is guaranteed by Anchor National for the time you agree to leave your money in the fixed investment option. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods. If you allocate money to the fixed investment options, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the total interest credited to your contract. An adjustment to your contract will apply to withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period. The amount of annuity payments you receive during the Income Phase from the fixed portion of your contract will remain level for the entire Income Phase.

=============================================================
                           2. ANNUITY INCOME OPTIONS
=============================================================

When you switch to the Income Phase, you will receive regular income payments under the contract. Annuity payments will be made on a monthly basis unless you request in writing that payments be made on a quarterly, semiannual or annual basis. You can choose to have your annuity payments sent to you by check or electronically wired to your bank.


You select the date on which annuity payments are to begin, which must be the first day of a month and must be at least two years after the date your contract is issued. We call this the Annuity Date. You may change your Annuity Date at least seven days prior to the date that your payments are to begin. However, annuity payments must begin by the later of your 90th birthday or ten years after the date your contract is issued. If no Annuity Date is selected, annuity payments will begin on the later of your 90th birthday or ten years after the date your contract is issued. Certain states may require you to receive annuity payments prior to such date. If the Annuity Date is past your 85th birthday, it is possible that the contract would not be treated as an annuity and you may incur adverse tax consequences.


The Annuitant is the person on whose life annuity payments are based. You may change the Annuitant at any time prior to the Annuity Date if you are an individual designated as the owner of the contract. You may also designate a second person on whose life annuity payments are based. If the Annuitant dies before the Annuity Date, you must notify us and designate a new Annuitant.


If you do not choose an annuity income option, annuity payments will be made in accordance with option 4 (below) for 10 years. If the annuity payments are for joint lives, then we will make payments in accordance with option 3. We may pay the annuity in one lump sum if your contract is less than $5,000, where permitted by state law. Likewise, if your annuity payments would be less than $50 a month, we have the right to change the frequency of your payment to be on a quarterly, semiannual or annual basis so that your annuity payments are at least $50. Annuity payments will be made to you unless you designate another person to receive them. In that case, you must notify us in writing at least thirty days before the Annuity Date. You will remain fully responsible for any taxes related to the annuity payments.


The contract offers 5 annuity income options. Other annuity income options may be available in the future.

     OPTION 1 - LIFE INCOME

Under this option, we will make annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

     OPTION 2 - JOINT AND SURVIVOR ANNUITY


Under this option, we will make annuity payments as long as the Annuitant and a designated second person are alive. Upon the death of either person, we will continue to make annuity payments so long as the survivor is alive. You choose the amount of the annuity payments to the survivor, which can be equal to 100%, 66.66% or 50% of the full amount. Annuity payments stop upon the death of the survivor.


     OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY WITH 10
     YEARS GUARANTEED

This option is similar to option 2 above, with the additional guarantee that payments will be made for at least 10 years. If the Annuitant and designated second person die before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEARS
     GUARANTEED

This option is similar to option 1 above, with the additional guarantee that payments will be made for at least 10 or 20 years, as selected by you. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 5 - INCOME FOR A SPECIFIED PERIOD

Under this option, we will make annuity payments for any period of time from 5 to 30 years, as selected by you. However, the period must be for full 12-month periods. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary. This option does not contain an element of mortality risk. Therefore, you will not get the benefit of the mortality component of the mortality and expense risk charge if this option if selected.

ALLOCATION OF ANNUITY PAYMENTS

On the Annuity Date, if your money is invested in the fixed investment options, your annuity payments will be fixed in amount. If your money is invested in the variable Portfolios, your annuity payments will vary depending on the investment performance of the Portfolios. If you have money in the fixed and variable investment options, your annuity payments will be based on the investment allocations. You may not convert between fixed and variable payments once annuity payments begin.

ANNUITY PAYMENTS

If you choose to have any portion of your annuity payments come from the variable Portfolios, the dollar amount of your payment will depend upon three things: (1) the value of your contract in the Portfolios on the Annuity Date,
(2) the 3.5% assumed investment rate used in the annuity table for the contract and (3) the performance of the Portfolios you selected. If the actual performance exceeds the 3.5% assumed rate, your annuity payments will increase. Similarly, if the actual rate is less than 3.5%, your annuity payments will decrease. The SAI contains detailed information and sample calculations.

TRANSFERS DURING THE INCOME PHASE


Transfers are subject to the same limitations as transfers during the Accumulation Phase. (See "Investment Options- Transfers During the Accumulation Phase"). However, you can only make one transfer each month. You may not transfer money from the fixed investment options to the variable Portfolios during the Income Phase. You may transfer money among the variable Portfolios or among the fixed investment options.


DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by state law. Interest will be credited to you during the deferral period.
=============================================================
                            3. PURCHASING A POLARIS
                                VARIABLE ANNUITY
=============================================================

A Purchase Payment is the money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it. You can purchase a Non-qualified contract with a minimum initial investment of $5,000 and a Qualified contract with a minimum initial investment of $2,000. The maximum we accept is $1,000,000 without prior approval. Payments in amounts of $500 or more may be added to your Non-qualified contract ($250 or more for Qualified contracts) at any time during the Accumulation Phase. You can make scheduled subsequent Purchase Payments of $20 or more per month by enrolling in the Automatic Payment Plan.


We may refuse any Purchase Payment. In general, we will not issue a Non-qualified contract to anyone who is over age 80 or a Qualified contract to anyone who is age 70 1/2 or older unless you can show that the minimum distributions required by the IRS are being made.


ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, you will allocate your Purchase Payment to the variable investment Portfolios and/or the fixed investment options. If you make additional Purchase Payments, we will allocate them in the same way unless you tell us otherwise.

Once we receive your Purchase Payment and a complete application at our principal place of business, we will issue your contract and allocate your first Purchase Payment within two business days. If you do not give us all the necessary information, we will contact you to obtain it. If we are unable to complete this process within five business days, we will either send back your money or get your permission to keep it until we get all the necessary information.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the Portfolio(s) you choose. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit, which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

The value of an Accumulation Unit is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit value for each Portfolio after the NYSE closes each day. We do this by:

     (1) determining the total value of money invested in the particular Portfolio;

     (2) subtracting from that amount any insurance charges and any other charges such as taxes; and

     (3) dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit may go up or down from day to day. When you make a Purchase Payment, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of the Purchase Payment allocated to a Portfolio by the value of the Accumulation Unit for that Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You want the money to go to the Global Bond Portfolio. We determine that the value of an Accumulation Unit for the Global Bond Portfolio is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2252.252 Accumulation Units for the Global Bond Portfolio.

FREE LOOK

If you change your mind about owning this contract, you can cancel it within ten days after receiving it (or longer if required by your state) by mailing it back to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. You will receive back whatever your contract is worth on the day we receive your request (unless otherwise required by your state). Its value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.
=============================================================
                             4. INVESTMENT OPTIONS
=============================================================

VARIABLE INVESTMENT OPTIONS

The contract offers 25 variable investment Portfolios which invest in shares of the Anchor Series Trust or the SunAmerica Series Trust. These Portfolios are listed below. Additional Portfolios may be available in the future. SunAmerica Asset Management Corp., an indirect wholly owned subsidiary of SunAmerica Inc., is the investment adviser for both Trusts. The Trusts serve as underlying investments for other variable contracts sold by Anchor National, its affiliate, First SunAmerica Life Insurance Company, and other unaffiliated insurance companies. Neither Anchor National nor the Trusts believes offering shares of the Trusts in this manner will be disadvantageous to you. We will monitor the Trusts for any conflicts that may arise between contract owners. Additional information is contained in the prospectuses for the Trusts.

  ANCHOR SERIES TRUST

Wellington Management Company, LLP serves as subadviser to the Anchor Series Trust Portfolios. Anchor Series Trust has Portfolios in addition to those listed below which are not available for investment under the contract. The 4 available Portfolios are:

   MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
       - Capital Appreciation Portfolio
       - Growth Portfolio
       - Natural Resources Portfolio
       - Government and Quality Bond Portfolio

  SUNAMERICA SERIES TRUST

Various subadvisers provide investment advice for the SunAmerica Series Trust Portfolios. The 21 Portfolios and the subadvisers are:

   MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
       - Global Equities Portfolio
       - Alliance Growth Portfolio
       - Growth-Income Portfolio
   MANAGED BY DAVIS SELECTED ADVISERS, L.P.
       - Venture Value Portfolio
       - Real Estate Portfolio
   MANAGED BY FEDERATED INVESTORS
       - Federated Value Portfolio
       - Utility Portfolio
       - Corporate Bond Portfolio

   MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/ GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
       - Asset Allocation Portfolio
       - Global Bond Portfolio
   MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
       - International Diversified Equities Portfolio
       - Worldwide High Income Portfolio
   MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
       - Growth/Phoenix Investment Counsel Portfolio
       - Balanced/Phoenix Investment Counsel Portfolio
   MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
       - Putnam Growth Portfolio
       - International Growth and Income Portfolio
       - Emerging Markets Portfolio
   MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
       - Aggressive Growth Portfolio
       - SunAmerica Balanced Portfolio
       - High-Yield Bond Portfolio
       - Cash Management Portfolio

YOU SHOULD READ THE PROSPECTUSES FOR THE ANCHOR SERIES TRUST AND THE SUNAMERICA SERIES TRUST CAREFULLY BEFORE INVESTING. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE PORTFOLIOS AND ARE ATTACHED TO THIS PROSPECTUS.

FIXED INVESTMENT OPTIONS

The contract also offers 5 fixed investment options. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods. The fixed investment options offer interest rates that are guaranteed by Anchor National. Interest rates may differ from time to time due to changes in market conditions but will not be less than 3%. The interest rates offered for a specified period for new Purchase Payments may differ from the interest rates offered for money already in the fixed investment option. Once an interest rate is established, it will not change during the specified period. The interest rates are set at Anchor National's sole discretion.

If you have money allocated to the 1, 3, 5, 7 or 10 year fixed investment options, you can renew for another 1, 3, 5, 7 or 10 year period or put your money into one or more of the variable Portfolios after the end of the specified period. Unless you specify otherwise before the end of the period, we will keep your money in the fixed investment option for the same period you previously selected. You will receive the interest rate then in effect.


The 1-year fixed investment option is not registered under the Securities Act of 1933 and is not subject to other provisions of the Investment Company Act of 1940.


  MARKET VALUE ADJUSTMENT
NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 AND 10 YEAR FIXED INVESTMENT OPTIONS ONLY.

If you take your money out of the fixed investment options (whether by withdrawal, transfer or annuitization) before the end of the specified period, we will make an adjustment to the value of your contract. This adjustment, called a "market value adjustment," can increase or decrease the value of your contract. The market value adjustment reflects the differing interest rate environments between the time you put your money into the fixed investment option and the time you take your money out of the fixed investment option.

We calculate the market value adjustment by comparing the interest rate you received on the money you put into the fixed investment option against the interest rate we are currently offering to contract owners for the period of time remaining in the specified period. If we do not offer an interest rate for that period, the interest rate will be determined by linear interpolation between interest rates for the two nearest periods that are available.

Generally, if interest rates have dropped between the time you put your money into the fixed investment option and the time you take it out, there will be a positive adjustment to the value of your contract. Conversely, if interest rates have increased between the time you put your money into the fixed investment option and the time you take it out, there will be a negative adjustment to the value of your contract.

If the market value adjustment is negative, it will be assessed first against any money remaining in the fixed investment option and then against the money you take out of the fixed investment option. If the market value adjustment is positive, it will be added to the amount you take out of the fixed account.


Appendix B provides more information about how we calculate the market value adjustment and gives some examples of the impact of the adjustment.


TRANSFERS DURING THE ACCUMULATION PHASE


You can transfer money among the Portfolios and the fixed investment options by written request or by telephone. You can make 15 transfers every year without charge. We measure a year from the anniversary of the day we issued your contract. If you make more than 15 transfers in a year, there is a $25 transfer fee for each transfer thereafter ($10 in Pennsylvania and Texas). Transfers under Dollar Cost Averaging are included as part of your 15 free transfers each year. However, transfers under Asset Allocation Rebalancing are not counted against your 15 free transfers each year.

The minimum amount you can transfer is $100. You cannot make a partial transfer if the value of the Portfolio from which the transfer is being made would be less than $100 after the transfer. Your request for transfer must clearly state which investment options are involved and the amount. We will accept transfers by telephone unless you specify otherwise on your contract application. We have in place procedures to provide reasonable assurance that instructions given to us by telephone are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error. If we fail to use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We reserve the right to modify, suspend or terminate the transfer provisions at any time. We also reserve the right to waive the $100 minimum amount for Dollar Cost Averaging and Asset Allocation Rebalancing.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program allows you to systematically transfer a set amount or percentage from one variable Portfolio or the 1-year fixed investment option to any other variable Portfolio(s). You can also select to transfer the entire value in a variable Portfolio or the 1-year fixed investment option in a stated number of transfers. Transfers may be on a monthly, quarterly, semiannual or annual basis. You can change the amount or frequency at any time by notifying us in writing. The minimum amount that can be transferred is $100.

By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. However, there is no assurance that you will make a greater profit. You are still subject to loss in a declining market. Dollar cost averaging involves continuous investment in securities regardless of fluctuating price levels. You should consider your financial ability to continue to invest through periods of fluctuating prices.

Transfers under the program are included as part of your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to gradually move $750 each quarter from the Cash Management Portfolio to the Aggressive Growth Portfolio over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

-----------------------------------------
             ACCUMULATION      UNITS
  QUARTER        UNIT        PURCHASED
-----------------------------------------
     1          $ 7.50          100
     2          $ 5.00          150
     3          $10.00           75
     4          $ 7.50          100
     5          $ 5.00          150
     6          $ 7.50          100
-----------------------------------------

     You paid an average price of only $6.67 per Accumulation Unit over the six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high.

ASSET ALLOCATION REBALANCING PROGRAM


Once your money has been allocated among the investment options, the earnings may cause the percentage invested in each investment option to differ from your original percentage allocations. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Asset Allocation Rebalancing Program. Rebalancing may be on a calendar quarter, semiannual or annual basis. Rebalancing will occur on the last business day of the month for the period you selected.


Transfers under the program are not counted against your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want your initial Purchase Payment split between two Portfolios. You want 50% in the Corporate Bond Portfolio and 50% in the Growth Portfolio. Over the next calendar quarter, the bond market does very well while the stock market performs poorly. At the end of the calendar quarter, the Corporate Bond Portfolio now represents 60% of your holdings because it has increased in value and the Growth Portfolio represents 40% of your holdings. If you had chosen quarterly rebalancing, on the last day of that quarter, we would sell some of your units in the Corporate Bond Portfolio to bring its holdings back to 50% and use the money to buy more units in the Growth Portfolio to increase those holdings to 50%.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to allocate Purchase Payments to a fixed investment option and one or more variable Portfolios without any market risk to your principal. You decide how much you want to invest and when you would like a return of your principal. We will calculate how much of your Purchase Payment needs to be allocated to the 1, 3, 5, 7 or 10 year fixed investment options to ensure that this money will grow to equal the full amount of your Purchase Payment by the end of the selected period. The rest of your Purchase Payment may then be divided among the variable Portfolios where it has the potential to achieve greater growth.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 7% interest rate, we will allocate $62,275 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $37,725 may be allocated among the variable Portfolios, as determined by you, to provide opportunity for greater growth.

VOTING RIGHTS

Anchor National is the legal owner of the Trusts' shares. However, when a Portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our behalf. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION

If any of the Portfolios you selected are no longer available, we may be required to substitute shares of another Portfolio. We will seek prior approval of the SEC and give you notice before doing this.
=============================================================
                                  5. EXPENSES
=============================================================

There are charges and other expenses associated with the contract that will reduce your investment return. These charges and expenses are described below.

INSURANCE CHARGES

Each day, we make a deduction for our insurance charges. This is done as part of our calculation of the value of the Accumulation Units during the Accumulation Phase and the Annuity Units during the Income Phase. The insurance charges consist of the mortality and expense risk and the distribution expense charge.

     MORTALITY AND EXPENSE RISK CHARGE

This charge is equal, on an annual basis, to 1.37% of the daily value of the contract invested in a Portfolio. This charge is for our obligation to make annuity payments, to provide the death benefits and for assuming the risk that the current charges will be insufficient in the future to cover the cost of administering the contract.

If the charges under the contract are not sufficient, we will bear the loss. We will not increase this charge. We may use any profits from this charge to pay for the costs of distributing the contract.

     DISTRIBUTION EXPENSE CHARGE

This charge is equal, on an annual basis, to .15% of the daily value of the contract invested in a Portfolio. This charge is for all expenses associated with the distribution of the contract. These expenses include preparing the contract, confirmations and statements, providing sales support, and maintaining contract records. If this charge is not enough to cover the costs of distributing the contract, we will bear the loss.

WITHDRAWAL CHARGES

Withdrawals in excess of your free withdrawal amount, as described in more detail under "Access To Your Money," will be assessed a withdrawal charge. You will not receive the benefit of any free withdrawal amount if you withdraw your entire contract value.

We keep track of each Purchase Payment and assess a charge based on the length of time a Purchase Payment is in your contract before it is withdrawn. After a Purchase Payment has been in your contract for seven years, no withdrawal charges are assessed on withdrawals of that Purchase Payment.

The withdrawal charge is assessed as a percentage of the Purchase Payment you withdraw, which declines each year the Purchase Payment is in the contract as follows:

-------------------------------------------------------------
 YEAR             1      2      3      4      5      6      7     8+
-------------------------------------------------------------
 WITHDRAWAL      7%     6%     5%     4%     3%     2%     1%     0%
 CHARGE
-------------------------------------------------------------

If the withdrawal is for only part of the contract, we will deduct the withdrawal charge from the remaining value in your contract. For purposes of calculating the withdrawal charge, we treat withdrawals as coming from the oldest

Purchase Payment first. However, for tax purposes, earnings are considered withdrawn first.

We will not assess a withdrawal charge for money withdrawn to pay a death benefit or for annuity payments during the Income Phase.

INVESTMENT CHARGES

If you have money allocated to the variable Portfolios, there are deductions from and expenses paid out of the assets of the various Portfolios. These investment charges are summarized in the Fee Tables. For more detailed information, you should refer to the prospectuses for the Anchor Series Trust and the SunAmerica Series Trust.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we will deduct a $35 contract maintenance fee ($30 in North Dakota and Utah) from your contract on each contract anniversary. This fee is for expenses incurred to establish and maintain your contract. This fee cannot be increased. If you make a complete withdrawal from your contract, the entire contract maintenance fee will be deducted prior to the withdrawal.

We will not deduct the contract maintenance fee if the value of your contract is $50,000 or more when the deduction is to be made. We may discontinue this practice at any time.

TRANSFER FEE

You can make 15 free transfers every year. We measure a year from the day we issue your contract. If you make more than 15 transfers a year, we will deduct a $25 transfer fee on each subsequent transfer ($10 in Pennsylvania and Texas).

PREMIUM TAXES

We are responsible for the payment of premium taxes, if any, charged by some states and will make a deduction from your contract for them. These taxes are due either when the contract is issued or when annuity payments begin. It is our current practice not to charge you for these taxes until annuity payments begin or a full surrender is made. In the future, we may discontinue this practice and assess the tax when it is due or upon the payment of the death benefit.

Appendix C provides more information about the premium taxes assessed in each state.

INCOME TAXES

Although we do not currently deduct any income taxes borne under your contract, we reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CERTAIN CHARGES

We will reduce or eliminate the amount of certain insurance charges when the contract is sold to groups of individuals under circumstances which reduce its sales expenses. We will determine the eligibility of such groups by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments we expect to receive from the group; (3) the nature of the purchase and the persistency we expect in that group; (4) the purpose of the purchase and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which we believe to be relevant in determining whether reduced sales expenses may be expected.

=============================================================
                                    6. TAXES
=============================================================

NOTE: WE HAVE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF THE ANNUITY.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, you will not be taxed on the earnings in your annuity contract until you take the money out. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

If you do not purchase your contract under a pension plan, specially sponsored program or an individual retirement account, your contract is referred to as a Non-qualified contract and receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, specially sponsored program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Annuities, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS --
NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC further provides for a 10% tax penalty on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS --
QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract or on any earnings and therefore, any amount you take out as a withdrawal or as annuity payments will be taxable income. The IRC further provides for a 10% tax penalty on any withdrawal or annuitization paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; and, except in the case of an IRA as to the following (5) after you separate from service after attaining age 55; (6) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; and (7) to an alternate payee pursuant to a qualified domestic relations order.

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2;
(2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) in the case of hardship. In the case of hardship, the owner can only withdraw an amount equal to Purchase Payments and not any earnings.

DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity in order to be treated as a variable annuity for tax purposes. We believe that the variable Portfolios are being managed so as to comply with these requirements.
The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not Anchor National, would be considered the owner of the shares of the Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among portfolios or the number and type of portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the variable investment Portfolios.

Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

=============================================================
                            7. ACCESS TO YOUR MONEY
=============================================================

Under your contract, money can be accessed in the following ways: (1) by making a withdrawal, either for a part of the value of your contract or for the entire value of your contract during the Accumulation Phase; (2) by receiving annuity payments during the Income Phase; and (3) when a death benefit is paid to your Beneficiary.

Generally, withdrawals are subject to a withdrawal charge, a market value adjustment if the money is withdrawn from the 3, 5, 7 or 10 year fixed investment options and, if you withdraw your entire contract value, a contract maintenance fee. (See "Expenses" for more complete information).

Your contract provides for a free withdrawal amount. Purchase Payments that are no longer subject to a withdrawal charge and not previously withdrawn, plus earnings, may be withdrawn free of a withdrawal charge at any time.

After the first year, the first withdrawal of the year will be free of a withdrawal charge if it does not exceed the greater of: (1) earnings in your contract as of the date you make the withdrawal or (2) 10% of the Purchase Payments you invested for at least one year and not yet withdrawn, less any withdrawals made during the year.


The portion of a free withdrawal which exceeds the sum of: (1) earnings in the contract and (2) Purchase Payments which were both no longer subject to the withdrawal charge schedule and not yet withdrawn is assumed to be a withdrawal against future earnings. Although amounts withdrawn free of a withdrawal charge under the 10% provision may reduce principal for purposes of calculating amounts available for future withdrawals of earnings, they do not reduce the amount you invested for purposes of calculating the withdrawal charge if you withdraw your entire contract value. As a result, you will not receive the benefit of any free withdrawal amounts if you make a complete withdrawal of your contract.

If you make a complete withdrawal, you will receive the value of your contract, less any applicable fees and charges, as calculated on the day following receipt by us at our principal place of business of a complete withdrawal request. Your contract must be submitted as well.

Under most circumstances, partial withdrawals must be for a minimum of $1,000. We require that the value left in any Portfolio or the fixed investment option be at least $100 after the withdrawal. Unless you provide us with different instructions, partial withdrawals will be made pro rata from each Portfolio and the fixed investment option in which your contract is invested. You must send a written withdrawal request to us prior to any withdrawal being made.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading on the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from the fixed investment option for the period permitted by law but not for more than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

This program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. You can also choose to have systematic withdrawals electronically wired to your bank account. The minimum amount of each withdrawal is $250. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. There is no charge for participating in this program.

This program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS, INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

NURSING HOME WAIVER

If you are confined to a nursing home for 60 days or longer, we may waive the withdrawal charge and/or market value adjustment on certain withdrawals prior to the Annuity Date (not available in Texas). The waiver applies only to withdrawals made while you are in a nursing home or within 90 days after you leave the nursing home.

This waiver may not be used during the first 90 days after you purchase your contract. In addition, the confinement period for which you seek the waiver must begin after you purchase your contract.


In order to use this waiver, you must submit with your withdrawal request the following documents: (1) a doctor's note recommending admittance to a nursing home; (2) an admittance form which shows the type of facility you entered into; and (3) a bill from the nursing home which shows that the 60 day confinement requirement has been met.


MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals and (2) no Purchase Payments have been made during the past three years. We will provide you with sixty days written notice and distribute the contract's remaining value to you.

=============================================================
                                 8. PERFORMANCE
=============================================================

From time to time we may advertise the Cash Management Portfolio's yield and effective yield. In addition, the other variable investment Portfolios may also advertise total return, gross yield and yield to maturity information. These figures are based on historical data and are not intended to indicate future performance.


More detailed information on the method used to calculate performance for the Portfolios is contained in the SAI.



The performance of each Portfolio may also be measured against unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Russell 1000 Growth Index, the Morgan Stanley Capital International Europe, Australia, and Far East Index (EAFE) and the Morgan Stanley Capital International World Index, and may be compared to that of other variable annuities with similar objectives and policies as reported by independent ranking agencies such as Morningstar, Inc., Lipper Analytical Services, Inc. or Variable Annuity Research & Data Service ("VARDS").



At times Anchor National may also advertise the ratings and other information assigned to it by independent rating organizations such as A.M. Best Company ("A.M. Best"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life/health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues and do not measure the ability of such companies to meet other non-policy obligations. The ratings do not relate to the performance of the Portfolios.


=============================================================
                                9. DEATH BENEFIT
=============================================================

If you should die during the Accumulation Phase of your contract, we will pay a death benefit to your Beneficiary.

The death benefit is the greater of:

     (1) The value of your contract at the time we receive adequate proof of death,

     (2) total Purchase Payments less any withdrawals, all compounded at 4% annually until the date of death (3% if age 70 or older at time of issue), or

     (3) the value of your contract on the seventh contract anniversary less any withdrawals plus any additional Purchase Payments since the seventh anniversary, all compounded at 4% annually until the date of death (3% if age 70 or older at time of issue).

The death benefit is not paid after you switch to the Income Phase. During the Income Phase, your Beneficiary(ies) will receive any remaining guaranteed annuity payments in accordance with the annuity option you choose.

You may select the Beneficiary(ies) to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.


The death benefit is immediately payable under the contract. If the Beneficiary elects an annuity option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value, in which case he or she will not receive the death benefit.


The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory to us. We may also require additional documentation or proof in order for the death benefit to be paid. If the Beneficiary does not make a specific election within sixty days of our receipt of such proof of death, the death benefit will be paid in a lump sum.

=============================================================
                             10. OTHER INFORMATION
=============================================================

ANCHOR NATIONAL


Anchor National and its affiliates, SunAmerica Life Insurance Company, First SunAmerica Life Insurance Company, CalAmerica Life Insurance Company, SunAmerica National Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and four broker-dealers, specialize in retirement savings and investment products and services, including fixed and variable annuities, mutual funds, premium finance, broker-dealer and trust administration services. Anchor National is an indirect wholly owned subsidiary of SunAmerica Inc. Anchor National is licensed to do business in the District of Columbia and in all states except New York.


THE SEPARATE ACCOUNT

Anchor National originally established a separate account, Variable Separate Account, under California law on June 25, 1981. We redomesticated under Arizona law on January 1, 1996 and the separate account was assumed by Anchor National. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940.

Anchor National owns the assets in the separate account. However, the assets in the separate account are not chargeable with liabilities arising out of any other business Anchor National may conduct. Income, gains and losses (realized and unrealized) resulting from the assets in the separate account are credited to or charged against the separate account without regard to other income, gains or losses of Anchor National.

THE GENERAL ACCOUNT

If you put your money into the fixed investment options, it goes into Anchor National's general account. The general account is made up of all of Anchor National's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any Anchor National contract owners as well as all creditors. The general account is invested in assets permitted by state insurance law.

DISTRIBUTION

The contract is sold through registered representatives of broker-dealers. Commissions are paid to registered representatives for the sale of contracts. Commissions are not expected to exceed 7% of your Purchase Payment. Under some circumstances, we may pay a persistency bonus in addition to standard commissions. Usually the standard commission is lower when we pay a persistency bonus, which is not anticipated to exceed 1.5% annually. Commissions paid to registered representatives are not directly deducted from your Purchase Payment.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 acts as the distributor of the contracts. SunAmerica Capital Services, Inc., an affiliate of Anchor National, is registered as a brokerdealer under the Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.

ADMINISTRATION

We are responsible for all the administrative servicing of your contract. Please contact Anchor National's Annuity Service Center at the telephone number and address provided in the profile section of this prospectus if you have any comment, question or service request.

We will send out transaction confirmations and quarterly statements. Please review these documents carefully and notify us of any inaccuracies immediately. We will investigate all questions and, to the extent we have made an error, we will retroactively adjust your contract provided you have notified us within thirty days of receiving the transaction confirmation or quarterly statement, as applicable. All other adjustments will be made as of the time we receive notice of the error.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the separate account. Anchor National and its subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, are not of material importance to their respective total assets or material with respect to the separate account.

CUSTODIAN

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the separate account. Anchor National pays State Street Bank for services based on a schedule of fees.

ADDITIONAL INFORMATION

Anchor National is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with such requirements, we file reports and other information with the SEC. Such reports and other information we file can be inspected and copied. Copies can be obtained at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the SEC at prescribed rates.

Registration statements have been filed with the SEC, Washington, D.C., under the Securities Act of 1933 as amended, relating to the contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements Reference should be made to such registration statements and exhibits for further information concerning the separate account, Anchor National and its general account, the Portfolios and the contract.

SELECTED CONSOLIDATED FINANCIAL DATA



The following selected consolidated financial data of Anchor National should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which follow this selected information. Certain items have been reclassified to conform to the current year's presentation.



                                                                                 YEARS ENDED SEPTEMBER 30,
                                                          -----------------------------------------------------------------------
                                                             1997            1996           1995           1994           1993
                                                          -----------     ----------     ----------     ----------     ----------
                                                                                      (IN THOUSANDS)
RESULTS OF OPERATIONS
Net investment income...................................  $    73,201     $   56,843     $   50,083     $   58,996     $   48,912
Net realized investment losses..........................      (17,394)       (13,355)        (4,363)       (33,713)       (22,247)
Fee income..............................................      213,146        169,505        145,105        141,753        123,567
General and administrative expenses.....................      (98,802)       (81,552)       (64,457)       (54,363)       (50,783)
Provision for future guaranty fund assessments..........           --             --             --             --         (4,800)
Amortization of deferred acquisition costs..............      (66,879)       (57,520)       (58,713)       (44,195)       (30,825)
Annual commissions......................................       (8,977)        (4,613)        (2,658)        (1,158)          (312)
                                                             --------       --------       --------       --------       --------
PRETAX INCOME...........................................       94,295         69,308         64,997         67,320         63,512
Income tax expense......................................      (31,169)       (24,252)       (25,739)       (22,705)       (21,794)
                                                             --------       --------       --------       --------       --------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  FOR INCOME TAXES......................................       63,126         45,056         39,258         44,615         41,718
Cumulative effect of change in accounting for income
  taxes.................................................           --             --             --        (20,463)            --
                                                             --------       --------       --------       --------       --------
NET INCOME..............................................  $    63,126     $   45,056     $   39,258     $   24,152     $   41,718
                                                             ========       ========       ========       ========       ========



                                                                                     AT SEPTEMBER 30,
                                                          -----------------------------------------------------------------------
                                                             1997            1996           1995           1994           1993
                                                          -----------     ----------     ----------     ----------     ----------
                                                                                      (IN THOUSANDS)
FINANCIAL POSITION
Investments.............................................  $ 2,608,301     $2,329,232     $2,114,908     $1,632,072     $2,093,100
Variable annuity assets.................................    9,343,200      6,311,557      5,230,246      4,486,703      4,170,275
Deferred acquisition costs..............................      536,155        443,610        383,069        416,289        336,677
Other assets............................................       83,283        120,136         55,474         67,062         71,337
                                                           ----------     ----------     ----------     ----------     ----------
TOTAL ASSETS............................................  $12,570,939     $9,204,535     $7,783,697     $6,602,126     $6,671,389
                                                           ==========     ==========     ==========     ==========     ==========
Reserves for fixed annuity contracts....................  $ 2,098,803     $1,789,962     $1,497,052     $1,437,488     $1,562,136
Reserves for guaranteed investment contracts............      295,175        415,544        277,095             --             --
Variable annuity liabilities............................    9,343,200      6,311,557      5,230,246      4,486,703      4,170,275
Other payables and accrued liabilities..................      155,256         96,196        227,953        195,134        495,308
Subordinated notes payable to Parent....................       36,240         35,832         35,832         34,712         34,432
Deferred income taxes...................................       67,047         70,189         73,459         64,567         38,145
Shareholder's equity....................................      575,218        485,255        442,060        383,522        371,093
                                                           ----------     ----------     ----------     ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..............  $12,570,939     $9,204,535     $7,783,697     $6,602,126     $6,671,389
                                                           ==========     ==========     ==========     ==========     ==========

MANAGEMENT DISCUSSION AND ANALYSIS


Management's discussion and analysis of financial condition and results of operations of Anchor National for the three years in the period ended September 30, 1997 follows. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Anchor National cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, Anchor National, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent Anchor National's beliefs concerning future levels of sales and redemptions of Anchor National's products, investment spreads and yields, or the earnings and profitability of Anchor National's activities.



Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Anchor National's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anchor National. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to Anchor National specifically, such as credit, volatility and other risks associated with Anchor National's investment portfolio. Investors are also directed to consider other risks and uncertainties discussed in documents filed by Anchor National with the SEC. Anchor National disclaims any obligation to update forward-looking information.



RESULTS OF OPERATIONS FOR THE FISCAL YEARS 1995, 1996 AND 1997



NET INCOME totaled $63.1 million in 1997, compared with $45.1 million in 1996 and $39.3 million in 1995.



PRETAX INCOME totaled $94.3 million in 1997, $69.3 million in 1996 and $65.0 million in 1995. The 36.1% improvement in 1997 over 1996 primarily resulted from increased fee income and net investment income, partially offset by higher general and administrative expenses and increased amortization of deferred acquisition costs. The 6.6% improvement in 1996 over 1995 primarily resulted from increased net investment income and significantly increased fee income, partially offset by increased net realized investment losses and additional general and administrative expenses.



NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, increased to $73.2 million in 1997 from $56.8 million in 1996 and $50.1 million in 1995. These amounts equal 2.77% on average invested assets (computed on a daily basis) of $2.65 billion in 1997, 2.59% on average invested assets of $2.19 billion in 1996 and 2.95% on average invested assets of $1.70 billion in 1995.



Net investment spreads include the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $126.5 million in 1997, $142.9 million in 1996 and $108.4 million in 1995. The difference between Anchor National's yield on average invested assets and the rate paid on average interest-bearing liabilities (the "Spread Difference") was 2.51% in 1997, 2.25% in 1996 and 2.63% in 1995.



Investment income (and the related yields on average invested assets) totaled $210.8 million (7.97%) in 1997, compared with $164.6 million (7.50%) in 1996 and
$129.5 million (7.62%) in 1995. These increased yields in 1997 include the effects of a greater proportion of mortgage loans in Anchor National's portfolio. On average, mortgage loans have higher yields than that of Anchor National's overall portfolio. In addition, Anchor National experienced higher returns on its investments in partnerships. The increases in investment income in 1997 and 1996 also reflect increases in average invested assets.



Partnership income increased to $6.7 million (a yield of 15.28% on related average assets of $44.0 million) in 1997, compared with $4.1 million (a yield of 10.12% on related average assets of $40.2 million) in 1996 and $5.1 million (a yield of 10.60% on related average assets of $48.4 million) in 1995. Partnership income is based upon cash distributions received from limited partnerships, the operations of which Anchor National does not influence. Consequently, such income is not predictable and there can be no assurance that Anchor National will realize comparable levels of such income in the future.



Total interest expense equalled $137.6 million in 1997, $107.8 million in 1996 and $79.4 million in 1995. The average rate paid on all interest-bearing liabilities was 5.46% in 1997, compared with 5.25% in 1996 and 4.99% in 1995. Interest-bearing liabilities averaged $2.52 billion during 1997, compared with $2.05 billion during 1996 and $1.59 billion during 1995.



The increases in the overall rates paid on interest-bearing liabilities during 1997 and 1996 primarily resulted from the impact of certain promotional one-year interest rates offered on the fixed account portion of Anchor National's Polaris variable annuity product. The increase in the overall rates paid on all interest-bearing liabilities during 1996 was also impacted by the growth in average reserves for GICs, which generally bear higher rates of interest than fixed annuity contracts. Average GIC reserves were $340.5 million in 1996 and $60.8 million in 1995. Most of Anchor National's GICs are variable rate and are repriced quarterly at the then-current interest rates.



GROWTH IN AVERAGE INVESTED ASSETS since 1995 primarily reflects the sales of Anchor National's fixed-rate products, consisting of both fixed annuity premiums (including those for the fixed accounts of variable annuity products) and GIC premiums. Fixed annuity premiums totaled $1.10 billion in 1997, compared with $741.8 million in 1996 and $284.4 million in 1995. The premiums for the fixed accounts of variable annuities have increased primarily because of increased sales of Anchor National's Polaris product and greater inflows into the one-year fixed account of that product. Anchor National has observed that many purchasers of its variable annuity contracts allocate new premiums to the one-year fixed account and concurrently elect the option to dollar cost average into one or more variable funds. Accordingly, Anchor National anticipates that it will see a large portion of these premiums transferred into the variable funds.



GIC premiums totaled $55.0 million in 1997, $135.0 million in 1996 and $275.0 million in 1995. GIC surrenders and maturities totaled $198.1 million in 1997, $16.5 million in 1996 and $1.6 million in 1995. Anchor National does not actively market GICs, so premiums may vary substantially from period to period. The large increase in surrenders and maturities in 1997 was primarily due to contracts maturing in 1997. The GICs issued by Anchor National generally guarantee the payment of principal and interest at fixed or variable rates for a term of three to five years. Contracts that are purchased by banks for their long-term portfolios, or state and local governmental entities either prohibit withdrawals or permit scheduled book value withdrawals subject to terms of the underlying indenture or agreement. GICs purchased by asset management firms for their short term portfolios either prohibit withdrawals or permit withdrawals with notice ranging from 90 to 270 days. In pricing GICs, Anchor National analyzes cash flow information and prices accordingly so that it is compensated for possible withdrawals prior to maturity.



NET REALIZED INVESTMENT LOSSES totaled $17.4 million in 1997, $13.4 million in 1996 and $4.4 million in 1995. Net realized investment losses include impairment writedowns of $20.4 million in 1997, $16.0 million in 1996 and $4.8 million in 1995. Therefore, net gains from sales of investments totaled $3.0 million in 1997, $2.6 million in 1996 and $0.4 million in 1995.


Anchor National sold invested assets, principally bonds and notes, aggregating $2.19 billion, $1.28 billion and $1.15 billion in 1997, 1996 and 1995, respectively. Sales of investments result from the active management of Anchor National's investment portfolio. Because sales of investments are made in both rising and falling interest rate environments, net gains from sales of investments fluctuate from period to period, and represent 0.11%, 0.12% and 0.02% of average invested assets for 1997, 1996 and 1995, respectively. Active portfolio management involves the ongoing evaluation of asset sectors, individual securities within the investment portfolio and the reallocation of investments from sectors that are perceived to be relatively overvalued to sectors that are perceived to be relatively undervalued. The intent of Anchor National's active portfolio management is to maximize total returns on the investment portfolio, taking into account credit interest-rate risk.



Impairment writedowns reflect $15.7 million and $15.2 million of provisions applied to non-income producing land owned in Arizona in 1997 and 1996, respectively. The statutory carrying value of this land had been guaranteed by Anchor National's ultimate Parent, SunAmerica Inc. ("SunAmerica"). SunAmerica made capital contributions of $28.4 million and $27.4 million on December 31, 1996 and 1995, respectively, to Anchor National through Anchor National's direct parent in exchange for the termination of its guaranty with respect to this land. Accordingly, Anchor National reduced the carrying value of this land to estimated fair value to reflect the full termination of the guaranty. Impairment writedowns in 1995 include $3.8 million of additional provisions applied to defaulted bonds. Impairment writedowns represent 0.77%, 0.73% and 0.28% of average invested assets for 1997, 1996 and 1995, respectively. For the five years ended September 30, 1997, impairment writedowns as a percentage of average invested assets have ranged from 0.28% to 2.20% and have averaged 1.16%. Such writedowns are based upon estimates of the net realizable value of the applicable assets. Actual realization will be dependent upon future events.



VARIABLE ANNUITY FEES are based on the market value of assets in separate accounts supporting variable annuity contracts. Such fees totaled $139.5 million in 1997, $104.0 million in 1996 and $84.2 million in 1995. These increased fees reflect growth in average variable annuity assets, principally due to the receipt of variable annuity premiums, increased market values and net exchanges into the separate accounts from the fixed accounts of variable annuity contracts, partially offset by surrenders. Variable annuity assets averaged $7.55 billion during 1997, $5.70 billion during 1996 and $4.65 billion during 1995. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, totaled $1.27 billion in 1997, $919.8 million in 1996 and $577.2 million in 1995. Sales of variable annuity products (which include premiums allocated to the fixed accounts)

("Variable Annuity Product Sales") amounted to $2.37 billion, $1.66 billion and $861.0 million in 1997, 1996 and 1995, respectively. Increases in Variable Annuity Product Sales are due, in part, to market share gains through enhanced distribution efforts and growing consumer demand for flexible retirement savings products that offer a variety of equity, fixed income and guaranteed fixed account investment choices. Anchor National has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future.



NET RETAINED COMMISSIONS are primarily derived from commissions on the sales of nonproprietary investment products by Anchor National's broker-dealer subsidiary, after deducting the substantial portion of such commissions that is passed on to registered representatives. Net retained commissions totaled $39.1 million in 1997, $31.5 million in 1996 and $24.1 million in 1995. Broker-dealer sales (mainly sales of general securities, mutual funds and annuities) totaled $11.56 billion in 1997, $8.75 billion in 1996 and $5.67 billion in 1995. The increases in sales and net retained commissions reflect a greater number of registered representatives, due to Anchor National's ongoing recruitment of representatives and to the transfer of representatives from an affiliated broker-dealer, higher average production per representative and generally favorable market conditions. Increases in net retained commissions may not be proportionate to increases in sales primarily due to differences in sales mix.



SURRENDER CHARGES on fixed and variable annuities totaled $5.5 million in 1997, compared with $5.2 million in 1996 and $5.9 million in 1995. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first seven years of an annuity contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $1.06 billion in 1997, compared with $898.0 million in 1996 and $908.9 million in 1995. These payments represent 11.22%, 12.44% and 15.06%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity withdrawals from the separate accounts totaling $822.0 million in 1997, $634.1 million in 1996 and $632.1 million in 1995. Management anticipates that withdrawal rates will remain relatively stable for the foreseeable future.



ASSET MANAGEMENT FEES, which include investment advisory fees and 12b-1 distribution fees, are based on the market value of assets managed in mutual funds by SunAmerica Asset Management Corp. Such fees totaled $25.8 million on average assets managed of $2.34 billion in 1997, $25.4 million on average assets managed of $2.14 billion in 1996 and $26.9 million on average assets managed of $2.07 billion in 1995. Asset management fees are not proportionate to average assets managed, principally due to changes in product mix. Sales of mutual funds, excluding sales of money market accounts, amounted to $454.8 million in 1997, compared with $223.4 million in 1996 and $140.2 million in 1995. Redemptions of mutual funds, excluding redemptions of money market accounts, amounted to $412.8 million in 1997, $379.9 million in 1996 and $426.5 million in 1995. The significant increases in sales during 1997 principally resulted from the introduction in November 1996 of Anchor National's "Style Select Series" product. Higher mutual fund sales and lower redemptions in 1996 both reflect enhanced marketing efforts and the favorable performance records of certain of Anchor National's mutual funds, and heightened consumer demand for equity investments generally.



GENERAL AND ADMINISTRATIVE EXPENSES totaled $98.8 million in 1997, compared with $81.6 million in 1996 and $65.3 million in 1995. General and administrative expenses in 1997 include a $5.0 million provision for estimated programming costs associated with the year 2000. Management believes that this provision is adequate and does not anticipate any material future expenses associated with this project. General and administrative expenses remain closely controlled through a company-wide cost containment program and continue to represent less than 1% of average total assets.



AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $66.9 million in 1997, compared with $57.5 million in 1996 and $58.7 million in 1995. The increase in amortization during 1997 was primarily due to additional fixed and variable annuity sales and the subsequent amortization of related deferred commissions and other direct selling costs. The decline in amortization for 1996 is due to lower redemptions of mutual funds from the rate experienced in 1995, partially offset by additional fixed and variable annuity and mutual fund sales in recent years and the subsequent amortization of related deferred commissions and other acquisition costs.



ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of Anchor National's variable annuity contracts. Substantially all of Anchor National's currently available variable annuity products allow for an annual commission payment option in return for a lower immediate commission. Annual commissions totaled $9.0 million in 1997, $4.6 million in 1996 and $2.7 million in 1995. The increase in annual commissions since 1995 reflects increased sales of annuities that offer this commission option. Anchor National estimates that approximately 45% of the average balances of its variable annuity products is currently subject to such annual commissions. Based on current sales, this percentage is expected to increase in future periods.



INCOME TAX EXPENSE totaled $31.2 million in 1997, compared with $24.3 million in 1996 and $25.7 million in 1995, representing effective tax rates of 33% in 1997, 35% in 1996 and 40% in 1995. The higher effective tax rate in 1995 was due to a prior year tax settlement. Without such payment, the effective tax rate would have been 33%.



FINANCIAL CONDITION AND LIQUIDITY



SHAREHOLDER'S EQUITY increased 18.5% to $575.2 million at September 30, 1997 from $485.3 million at September 30, 1996, primarily due to $63.1 million of net income recorded in 1997 and $18.4 million of net unrealized gains on debt and equity securities available for sale (credited directly to shareholder's equity), versus $5.5 million of net unrealized losses on such securities recorded at September 30, 1996. In addition, Anchor National received a contribution of capital of $28.4 million in December 1996 and paid a dividend of $25.5 million in April 1997.



INVESTED ASSETS at year end totaled $2.61 billion in 1997, compared with $2.33 billion at year-end 1996. This 12.0% increase primarily resulted from sales of fixed annuities and the $44.7 million net unrealized gain recorded on debt and equity securities available for sale at September 30, 1997, versus the $12.7 million net unrealized loss recorded on such securities at September 30, 1996.



Anchor National manages most of its invested assets internally. Anchor National's general investment philosophy is to hold fixed-rate assets for long-term investment. Thus, it does not have a trading portfolio. However, Anchor National has determined that all of its portfolio of bonds, notes and redeemable preferred stocks (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in relative value of asset sectors and individual securities, changes in prepayment risk, changes in the credit quality outlook for certain securities, Anchor National's need for liquidity and other similar factors.



THE BOND PORTFOLIO, which comprises 76% of Anchor National's total investment portfolio (at amortized cost), had an aggregate fair value that exceeded its amortized cost by $43.7 million at September 30, 1997. At September 30, 1996, the amortized cost exceeded the fair value of the Bond Portfolio by $13.8 million. The net unrealized gains on the Bond Portfolio since September 30, 1996 principally reflect the lower prevailing interest rates at September 30, 1997 and the corresponding effect on the fair value of the Bond Portfolio.



At September 30, 1997, the Bond Portfolio (at amortized cost, excluding $6.1 million of redeemable preferred stocks) included $1.82 billion of bonds rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff & Phelps Credit Rating Co. ("DCR"), Fitch Investors Service, L.P. ("Fitch") or the National Association of Insurance Commissioners ("NAIC"), and $124.4 million of bonds rated by Anchor National pursuant to statutory ratings guidelines established by the NAIC. At September 30, 1997, approximately $1.72 billion of the Bond Portfolio was investment grade, including $650.3 million of U.S. government/agency securities and mortgage-backed securities ("MBSs").



At September 30, 1997, the Bond Portfolio included $216.9 million (at amortized cost with a fair value of $227.2 million) of bonds that were not investment grade. Based on their September 30, 1997 amortized cost, these non-investment-grade bonds accounted for 1.7% of Anchor National's total assets and 8.5% of its invested assets.



Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. Anchor National had no material concentrations of non-investment-grade securities at September 30, 1997. The following table summarizes Anchor National's rated bonds by rating classification as of September 30, 1997.

                      RATED BONDS BY RATING CLASSIFICATION


                             (DOLLARS IN THOUSANDS)



                                                     ISSUES NOT RATED BY S&P/MOODY'S/
      ISSUES RATED BY S&P/MOODY'S/DCR/FITCH             DCR/FITCH, BY NAIC CATEGORY                         TOTAL
   --------------------------------------------     -----------------------------------       ---------------------------------
     S&P/(MOODY'S)/                  ESTIMATED       NAIC                      ESTIMATED                  PERCENT OF   ESTIMATED
     [DCR]/HFITCHJ     AMORTIZED        FAIR       CATEGORY    AMORTIZED         FAIR       AMORTIZED      INVESTED       FAIR
      CATEGORY(1)         COST         VALUE         (2)         COST            VALUE         COST       ASSETS(3)      VALUE
   ============================================================================================================================
   AAA+ to A-
     (Aaa to A3)
     [AAA to A-]
     GAAA to A-H.....  $  935,866    $  953,440      1         $142,548        $143,940     $1,078,414       42.07%    $1,097,380
   BBB+ to BBB-
     (Baal to Baa3)
     [BBB+ to BBB-]
     GBBB+ to
       BBB-H.........     494,521       504,442      2          146,548         150,521       641,069        25.01        654,963
   BB+ to BB-
     (Ba1 to Ba3)
     [BB+ to BB-]
     GBB+ to BB-H....      13,080        14,597      3           13,811          13,917        26,891         1.05         28,514
   B+ to B-
     (B1 to B3)
     [B+ to B-]
     GB+ to B-H......     163,603       170,960      4           25,777          27,089       189,380         7.39        198,049
   CCC+ to C
     (Caa to C)
     [CCC]
     GCCC+ to C-H....           0             0      5                0               0             0         0.00              0
   C1 to D
     [DD]
     GDH.............           0             0      6              606             606           606         0.02            606
                        ---------     ---------                --------        --------     ----------                  ---------
   Total rated
     issues..........  $1,607,070    $1,643,439                $329,290        $336,073     $1,936,360                 $1,979,512
                        =========     =========                ========        ========     ==========                  =========



(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. DCR rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, D&P and Fitch ratings if rated by multiple agencies.


(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/DCR/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. The NAIC categories include $124.4 million (at amortized cost) of assets that were rated by Anchor National pursuant to applicable NAIC rating guidelines.


(3) At amortized cost.



SENIOR SECURED LOANS ("Secured Loans") are included in the Bond Portfolio and their amortized cost aggregated $329.3 million at September 30, 1997. Secured Loans are senior to subordinated debt and equity, and are secured by assets of the issuer. At September 30, 1997, Secured Loans consisted of loans to 80 borrowers spanning 28 industries, with 17% of these assets (at amortized cost) concentrated in financial institutions. No other industry concentration constituted more than 10% of these assets.



While the trading market for Secured Loans is more limited than for publicly traded corporate debt issues, management believes that participation in these transactions has enabled Anchor National to improve its investment yield. As a result of restrictive financial covenants, Secured Loans involve greater risk of technical default than do publicly traded investment-grade securities. However, management believes that the risk of loss upon default for its Secured Loans is mitigated by such financial covenants and the collateral values underlying the Secured Loans. Anchor National's Secured Loans are rated by S&P, Moody's, DCR, Fitch, the NAIC or by Anchor National, pursuant to comparable statutory ratings guidelines established by the NAIC.



MORTGAGE LOANS aggregated $339.5 million at September 30, 1997 and consisted of 73 commercial first mortgage loans with an average loan balance of approximately $4.7 million, collateralized by properties located in 21 states. Approximately 23% of this portfolio was multifamily residential, 18% was office, 14% was manufactured housing, 13% was hotels, 11% was retail, 11% was industrial and 10% was other types. At September 30, 1997, approximately 13% and 12% of this portfolio was secured by properties located in New York and California, respectively, and no more than 10% of this portfolio was secured by properties located in any other single state. At September 30, 1997, there were four mortgage loans with outstanding balances of $10 million or more, which loans collectively aggregated approximately 17% of this portfolio. At the time of their origination or purchase by Anchor National, virtually all mortgage loans had loan-to-value ratios of 75% or less. At September 30, 1997, approximately 23% of the mortgage loan portfolio consisted of loans with balloon payments due before October 1, 2000. During 1997, 1996 and 1995, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the total mortgage loan portfolio.



At September 30, 1997, approximately 18% of the mortgage loans were seasoned loans underwritten to Anchor National's standards and purchased at or near par from other financial institutions. Such loans generally have higher average interest rates than loans that could be originated today. The balance of the mortgage loan portfolio has been originated by Anchor National under strict underwriting standards. Commercial mortgage loans on properties such as offices, hotels and shopping centers generally represent a higher level of risk than do mortgage loans secured by multifamily residences. This greater risk is due to several factors, including the larger size of such loans and the more immediate effects of general economic conditions on these commercial property types. However, due to the seasoned nature of Anchor National's mortgage loan portfolio, its emphasis on multifamily loans and its strict underwriting standards, Anchor National believes that it has prudently managed the risk attributable to its mortgage loan portfolio while maintaining attractive yields.



OTHER INVESTED ASSETS aggregated $143.7 million at September 30, 1997, including $46.9 million of investments in limited partnerships, $70.9 million of separate account investments and an aggregate of $25.9 million of miscellaneous investments, including policy loans, residuals and leveraged leases. Anchor National's limited partnership interests, accounted for by using the cost method of accounting, are invested primarily in a combination of debt and equity securities.



ASSET-LIABILITY MATCHING is utilized by Anchor National to minimize the risks of interest rate fluctuations and disintermediation. Anchor National believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed-rate investments that generate predictable rates of return. Anchor National does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed-rate investments are priced over the yield curve, and general economic conditions. Its portfolio strategy is constructed with a view to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety. Anchor National's fixed-rate products incorporate surrender charges or other restrictions in order to encourage persistency. Approximately 77% of Anchor National's fixed annuity and GIC reserves had surrender penalties or other restrictions at September 30, 1997.



As part of its asset-liability matching discipline, Anchor National conducts detailed computer simulations that model its fixed-rate assets and liabilities under commonly used stress-test interest rate scenarios. With the results of these computer simulations, Anchor National can measure the potential gain or loss in fair value of its interest-rate sensitive instruments and seek to protect its economic value and achieve a predictable spread between what it earns on its invested assets and what it pays on its liabilities by designing its fixed-rate products and conducting its investment operations to closely match the duration of the fixed-rate assets to that of its fixed-rate liabilities. Anchor National's fixed-rate assets include: cash and short-term investments; bonds, notes and redeemable preferred stocks; mortgage loans; and investments in limited partnerships that invest primarily in fixed-rate securities and are accounted for by using the cost method. At September 30, 1997, these assets had an aggregate fair value of $2.48 billion with a duration of 3.4. Anchor National's fixed-rate liabilities include fixed annuities and GICs. At September 30, 1997, these liabilities had an aggregate fair value (determined by discounting future contractual cash flows by related market rates of interest) of $2.32 billion with a duration of 1.3. Anchor National's potential exposure due to a relative 10% increase in interest rates prevalent at September 30, 1997 is a loss of approximately $31.2 million in fair value of its fixed-rate assets that is not offset by an increase in the fair value of its fixed-rate liabilities. Because Anchor National actively manages its assets and liabilities and has strategies in place to minimize its exposure to loss as interest rate changes occur, it expects that actual losses would be less than the estimated potential loss.



Duration is a common option-adjusted measure for the price sensitivity of a fixed-maturity portfolio to changes in interest rates. It measures the approximate percentage change in the market value of a portfolio if interest rates change by 100 basis points, recognizing the changes in cash flows resulting from embedded options such as policy surrenders, investment prepayments and bond calls. It also incorporates the assumption that Anchor National will continue to utilize its existing strategies of pricing its fixed annuity and GIC products, allocating its available cash flow amongst its various investment portfolio sectors and maintaining sufficient levels of liquidity. Because the calculation of duration involves estimation and incorporates assumptions, potential changes in portfolio value indicated by the portfolio's duration will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material.



As a component of its asset and liability management strategy, Anchor National utilizes interest rate swap agreements ("Swap Agreements") to match assets and liabilities more closely. Swap Agreements are agreements to exchange with a counterparty interest rate payments of differing character (for example, variable-rate payments exchanged for fixed-rate payments) based on an underlying principal balance (notional principal) to hedge against interest rate changes. Anchor National currently utilizes Swap Agreements to create a hedge that effectively converts fixed-rate liabilities into floating-rate instruments. At September 30, 1997, Anchor National had one outstanding Swap Agreement with a notional principal amount of $15.9 million. This agreement matures in December 2024.



Anchor National also seeks to provide liquidity from time to time by using reverse repurchase agreements ("Reverse Repos") and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.



There are risks associated with some of the techniques Anchor National uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with Anchor National's Reverse Repos and Swap Agreements is counterparty risk. Anchor National believes, however, that the counterparties to its Reverse Repos and Swap Agreements are financially responsible and that the counterparty risk associated with those transactions is minimal. In addition to counterparty risk, Swap Agreements also have interest rate risk. However, Anchor National's Swap Agreements typically hedge variable-rate assets or liabilities, and interest rate fluctuations that adversely affect the net cash received or paid under the terms of a Swap Agreement would be offset by increased interest income earned on the variable-rate assets or reduced interest expense paid on the variable-rate liabilities. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase. As part of its decision to purchase an MBS, Anchor National assesses the risk of prepayment by analyzing the security's projected performance over an array of interest-rate scenarios. Once an MBS is purchased, Anchor National monitors its actual prepayment experience monthly to reassess the relative attractiveness of the security with the intent to maximize total return.



INVESTED ASSETS EVALUATION routinely includes a review by Anchor National of its portfolio of debt securities. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying values of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of any collateral, compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. For mortgage loans, management generally considers information concerning the mortgaged property and, among other things, factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral.



The carrying values of bonds that are determined to have declines in value that are other than temporary are reduced to net realizable value and no further accruals of interest are made. The valuation allowances on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest is suspended when principal and interest payments on mortgage loans are past due more than 90 days.



DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $1.4 million at September 30, 1997 (at amortized cost after impairment writedowns, with a fair value of $1.4 million), including $0.5 million of bonds and notes and $0.9 million of mortgage loans. At September 30, 1997, defaulted investments constituted 0.1% of total invested assets. At September 30, 1996, defaulted investments totaled $3.1 million, including $1.6 million of bonds and notes and $1.5 million of mortgage loans, and constituted 0.1% of total invested assets.



SOURCES OF LIQUIDITY are readily available to Anchor National in the form of Anchor National's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1997, approximately $1.80 billion of Anchor National's Bond Portfolio had an aggregate unrealized gain of $46.5 million, while approximately $139.8 million of the Bond Portfolio had an aggregate unrealized loss of $2.7 million. In addition, Anchor National's investment portfolio currently provides approximately $22.5 million of monthly cash flow from scheduled principal and interest payments. Historically, cash flows from operations and from the sale of Anchor National's annuity and GIC products have been more than sufficient in amount to satisfy Anchor National's liquidity needs.

Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, Anchor National's average cost of funds would increase over time as it prices its new and renewing annuities and GICs to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. Anchor National believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on Anchor National's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.



In a declining rate environment, Anchor National's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities and GICs. Should increased liquidity be required for withdrawals, Anchor National believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.


PROPERTIES


Anchor National's executive offices and its principal office are in leased premises at 1 SunAmerica Center, Los Angeles, California. Anchor National, through an affiliate, also leases office space in Torrance and Woodland Hills, California. Anchor National's broker-dealer and asset management subsidiaries lease offices in New York, New York.



Anchor National believes that such properties, including the equipment located therein, are suitable and adequate to meet the requirements of its businesses.

DIRECTORS AND EXECUTIVE OFFICERS


Anchor National's directors and officers as of January 1, 1998 are listed below:



                                                                                          OTHER POSITIONS AND
                                                                       YEAR                  OTHER BUSINESS
                                               PRESENT                ASSUMED              EXPERIENCE WITHIN
          NAME             AGE               POSITION(S)            POSITION(S)            LAST FIVE YEARS**             FROM-TO
===================================================================================================================================
Eli Broad*                 64      Chairman, Chief Executive            1994        Co-founded SunAmerica Inc. (SAI)
                                   Officer and President of Anchor                  in 1957
                                   National
                                   Chairman, Chief Executive            1986
                                   Officer and President of SAI
----------------------------------------------------------------------------------------------------------------------------------
Jay S. Wintrob*            40      Executive Vice President of           1991       Senior Vice President                1989-1991
                                   Anchor National                                  (Joined SAI in 1987)
                                   Vice Chairman of SAI                  1995
----------------------------------------------------------------------------------------------------------------------------------
Victor E. Akin             33      Senior Vice President of Anchor       1996       Vice President, SunAmerica Life      1995-1996
                                   National                                         Companies
                                                                                    Director, SunAmerica Life            1994-1995
                                                                                    Companies
                                                                                    Manager, SunAmerica Life             1993-1994
                                                                                    Companies
                                                                                    Actuary, Milliman & Robertson        1992-1993
                                                                                    Consultant, Chalke Inc.              1991-1992
----------------------------------------------------------------------------------------------------------------------------------
James R. Belardi*          40      Senior Vice President of Anchor       1992       Vice President and Treasurer         1989-1992
                                   National                                         (Joined SAI in 1986)
                                   Executive Vice President of SAI       1995
----------------------------------------------------------------------------------------------------------------------------------
Lorin M. Fife*             44      Senior Vice President, General        1994       Vice President and General           1994-1995
                                   Counsel and Assistant Secretary                  Counsel -- Regulatory Affairs of
                                   of Anchor National                               SAI
                                   Senior Vice President and             1995       Vice President and Associate         1989-1994
                                   General Counsel -- Regulatory                    General Counsel of SAI
                                   Affairs of SAI                                   (Joined SAI in 1989)
----------------------------------------------------------------------------------------------------------------------------------
N. Scott Gillis            44      Senior Vice President and             1994       Vice President and Controller,       1989-1994
                                   Controller of Anchor National                    SunAmerica Life Companies
                                   Vice President of SAI                 1997       (Joined SAI in 1985)
----------------------------------------------------------------------------------------------------------------------------------
Jana W. Greer*             45      Senior Vice President of Anchor       1991       Vice President                       1981-1991
                                   National and SAI                                 (Joined SAI in 1974)
                                   President of SunAmerica               1995
                                   Marketing, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Susan L. Harris*           40      Senior Vice President and             1994       Vice President, General              1994-1995
                                   Secretary of Anchor National                     Counsel -- Corporate Affairs and
                                                                                    Secretary of SAI
                                   Senior Vice President, General        1995       Vice President, Associate            1989-1994
                                   Counsel -- Corporate Affairs                     General Counsel and Secretary of
                                   and Secretary of SAI                             SAI
                                                                                    (Joined SAI in 1985)
----------------------------------------------------------------------------------------------------------------------------------
Peter McMillan, III*       40      Executive Vice President and          1994       Senior Vice President,               1989-1994
                                   Chief Investment Officer of                      SunAmerica Investments, Inc.
                                   SunAmerica Investments, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Edwin R. Reoliquio         40      Senior Vice President and Chief       1995       Vice President and Actuary,          1990-1995
                                   Actuary of Anchor National                       SunAmerica Life Companies
===================================================================================================================================
*  Also serves as a director.
** Unless otherwise noted, officers and positions are with SunAmerica Inc.

                                                                                          OTHER POSITIONS AND
                                                                       YEAR                  OTHER BUSINESS
                                               PRESENT                ASSUMED              EXPERIENCE WITHIN
          NAME             AGE               POSITION(S)            POSITION(S)            LAST FIVE YEARS**             FROM-TO
===================================================================================================================================
Scott H. Richland          35      Vice President and Treasurer of       1994       Vice President and Asst.             1994-1995
                                   Anchor National                                  Treasurer
                                   Senior Vice President and             1997       Vice President and Treasurer of      1995-1997
                                   Treasurer of SAI                                 SAI
                                                                                    Vice President and Asst.             1994-1995
                                                                                    Treasurer of SAI
                                                                                    Asst. Treasurer of SAI               1993-1994
                                                                                    Director, SunAmerica                 1990-1993
                                                                                    Investments, Inc.
                                                                                    (Joined SAI in 1990)
----------------------------------------------------------------------------------------------------------------------------------
Scott L. Robinson*         51      Senior Vice President of Anchor       1991       Vice President and Controller        1986-1991
                                   National Senior Vice President                   (Joined SAI in 1978)
                                   and Controller of SAI
----------------------------------------------------------------------------------------------------------------------------------
James W. Rowan*            35      Senior Vice President of Anchor       1996       Vice President                       1993-1995
                                   National and SAI                                 Assistant to the Chairman                 1992
                                                                                    Senior Vice President, Security      1986-1992
                                                                                    Pacific Corp.
===================================================================================================================================


*  Also serves as a director.


** Unless otherwise noted, officers and positions are with SunAmerica Inc.

EXECUTIVE COMPENSATION


All of the executive officers of Anchor National also serve as employees of SunAmerica Inc. or its affiliates and receive no compensation directly from Anchor National. Some of the officers also serve as officers of other companies affiliated with Anchor National. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of Anchor National.



The following table shows the cash compensation paid or earned, based on these allocations, to the chief executive officer and top four executive officers of Anchor National whose allocated compensation exceeds $100,000 and to all executive officers of Anchor National as a group for services rendered in all capacities to Anchor National during 1997:



    -------------------------------------------------------------------
                                       CAPACITIES           ALLOCATED
     NAME OF INDIVIDUAL OR              IN WHICH               CASH
        NUMBER IN GROUP                  SERVED            COMPENSATION
    -------------------------------------------------------------------
    Eli Broad                   Chairman, Chief Executive
                                Officer and President       $1,438,587
    Joseph M. Tumbler           Executive Vice President       835,680
    Jay S. Wintrob              Executive Vice President       837,376
    James R. Belardi            Senior Vice President          357,144
    Jana Waring Greer           Senior Vice President          630,854
    All Executive Officers
    as a Group (14)                                         $5,769,122
    -------------------------------------------------------------------



Directors of Anchor National who are also employees of SunAmerica Inc. or its affiliates receive no compensation in addition to their compensation as employees of SunAmerica Inc. or its affiliates.


SECURITY OWNERSHIP OF OWNERS AND MANAGEMENT


No shares of Anchor National are owned by any executive officer or director. Anchor National is an indirect wholly-owned subsidiary of SunAmerica Inc. Except for Mr. Eli Broad, Chairman and Chief Executive Officer of SunAmerica Inc., the percentage of shares of SunAmerica Inc. beneficially owned by any director does not exceed one percent of the class outstanding. At December 15, 1997, Mr. Broad was the beneficial owner of 10,705,829 shares of Common Stock (5.7% of the class outstanding) and 13,740,441 shares of Class B Common Stock (84.4% of the class outstanding). Of the Common Stock, 1,063,773 shares represent restricted shares granted under SunAmerica Inc.'s employee stock plans as to which Mr. Broad has no investment power; 1,063,773 shares are registered in the name of a corporation of which Mr. Broad is a director and has sole voting and dispositive powers, 97,704 shares are held by a foundation of which Mr. Broad is a director and shares voting and dispositive powers; and 6,949,512 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 15, 1998 and as to which he has no voting or investment power. Of the Class B Stock, 12,684,210 shares are held directly by Mr. Broad; and 1,056,231 shares are registered in the name of a corporation as to which Mr. Broad exercises sole voting and dispositive powers. At December 15, 1997, all directors and officers as a group beneficially owned 14,338,041 shares of Common Stock (7.64% of the class outstanding) and 13,740,441 shares of Class B Common Stock (84.40% of the class outstanding). All share numbers reflect a 3-for-2 stock split paid in the form of a stock dividend on August 29, 1997 to holders of record on August 20, 1997.


STATE REGULATION


Anchor National is subject to regulation and supervision by the insurance regulatory agencies of the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers. Principal among these powers are granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial, market conduct and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, defining acceptable accounting principles, regulating the type, valuation and amount of investments permitted, and limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval.



During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies or allowing combinations between insurance companies, banks and other entities. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, codification of insurance accounting principles, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws relating to product design and illustrations for annuity products. Current proposals are still being debated and Anchor National is monitoring developments in this area and the effects any changes would have on Anchor National

SunAmerica Asset Management is registered with the SEC as a registered investment advisor under the Investment Advisors Act of 1940. The mutual funds that it markets are subject to regulation under the Investment Company Act of 1940. SunAmerica Asset Management and the mutual funds are subject to regulation and examination by the SEC. In addition, variable annuities and the related separate accounts of Anchor National are subject to regulation by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 and the Investment Company Act of 1940.



Anchor National's broker-dealer subsidiary is subject to regulation and supervision by the states in which it transacts business, as well as by the SEC and the National Association of Securities Dealers ("NASD"). The NASD has broad administrative and supervisory powers relative to all aspects of business and may examine the subsidiary's business and accounts at any time.



INDEPENDENT ACCOUNTANTS



The consolidated financial statements of Anchor National as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 included in this prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


================================================================
                              TABLE OF CONTENTS OF
                      STATEMENT OF ADDITIONAL INFORMATION
================================================================

Separate Account.................................    3
General Account..................................    4
Performance Data.................................    4
Annuity Payments.................................    8
Annuity Unit Values..............................    9
Taxes............................................   12
Distribution of Contracts........................   16
Financial Statements.............................   16

================================================================
                              FINANCIAL STATEMENTS
================================================================

The consolidated financial statements of Anchor National which are included in this prospectus should be considered only as bearing on the ability Anchor National to meet its obligations with respect to amounts allocated to the fixed investment options and with respect to the death benefit and our assumption of the mortality and expense risks and the risks that the withdrawal charge will not be sufficient to cover the cost of distributing the contracts. They should not be considered as bearing on the investment performance of the variable Portfolios. The value of the variable Portfolios is affected primarily by the performance of the underlying investments.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of


Anchor National Life Insurance Company



In our opinion, the accompanying consolidated balance sheet and the related consolidated income statement and statement of cash flows present fairly, in all material respects, the financial position of Anchor National Life Insurance Company and its subsidiaries at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Price Waterhouse LLP


Los Angeles, California


November 7, 1997

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                           CONSOLIDATED BALANCE SHEET


                                                                                     SEPTEMBER 30,
                                                                            --------------------------------
                                                                                 1997              1996
                                                                            ---------------   --------------
                                                   ASSETS
Investments:
  Cash and short-term investments.........................................  $   113,580,000   $  122,058,000
  Bonds, notes and redeemable preferred stocks:
     Available for sale, at fair value (amortized cost: 1997,
      $1,942,485,000; 1996, $2,001,024,000)...............................    1,986,194,000    1,987,271,000
  Mortgage loans..........................................................      339,530,000       98,284,000
  Common stocks, at fair value (cost: 1997, $271,000; 1996, $2,911,000)...        1,275,000        3,970,000
  Real estate.............................................................       24,000,000       39,724,000
  Other invested assets...................................................      143,722,000       77,925,000
                                                                            ---------------   --------------
          Total investments...............................................    2,608,301,000    2,329,232,000
Variable annuity assets...................................................    9,343,200,000    6,311,557,000
Receivable from brokers for sales of securities...........................               --       52,348,000
Accrued investment income.................................................       21,759,000       19,675,000
Deferred acquisition costs................................................      536,155,000      443,610,000
Other assets..............................................................       61,524,000       48,113,000
                                                                            ---------------   --------------
          TOTAL ASSETS....................................................  $12,570,939,000   $9,204,535,000
                                                                            ===============   ==============
                                    LIABILITIES AND SHAREHOLDER'S EQUITY

Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts....................................  $ 2,098,803,000   $1,789,962,000
  Reserves for guaranteed investment contracts............................      295,175,000      415,544,000
  Payable to brokers for purchases of securities..........................          263,000               --
  Income taxes currently payable..........................................       32,265,000       21,486,000
  Other liabilities.......................................................      122,728,000       74,710,000
                                                                            ---------------   --------------
          Total reserves, payables and accrued liabilities................    2,549,234,000    2,301,702,000
                                                                            ---------------   --------------
Variable annuity liabilities..............................................    9,343,200,000    6,311,557,000
                                                                            ---------------   --------------
Subordinated notes payable to Parent......................................       36,240,000       35,832,000
                                                                            ---------------   --------------
Deferred income taxes.....................................................       67,047,000       70,189,000
                                                                            ---------------   --------------
Shareholder's equity:
  Common Stock............................................................        3,511,000        3,511,000
  Additional paid-in capital..............................................      308,674,000      280,263,000
  Retained earnings.......................................................      244,628,000      207,002,000
  Net unrealized gains (losses) on debt and equity securities available
     for sale.............................................................       18,405,000       (5,521,000)
                                                                            ---------------   --------------
          Total shareholder's equity......................................      575,218,000      485,255,000
                                                                            ---------------   --------------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY......................  $12,570,939,000   $9,204,535,000
                                                                            ===============   ==============



                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                         CONSOLIDATED INCOME STATEMENT


                                                                       YEARS ENDED SEPTEMBER 30,
                                                            ------------------------------------------------
                                                                1997              1996              1995
                                                            -------------     -------------     ------------
Investment income.........................................  $ 210,759,000     $ 164,631,000     $129,466,000
                                                            -------------     -------------     ------------
Interest expense on:
  Fixed annuity contracts.................................   (109,217,000)      (82,690,000)     (72,975,000)
  Guaranteed investment contracts.........................    (22,650,000)      (19,974,000)      (3,733,000)
  Senior indebtedness.....................................     (2,549,000)       (2,568,000)        (227,000)
  Subordinated notes payable to Parent....................     (3,142,000)       (2,556,000)      (2,448,000)
                                                            -------------     -------------     ------------
  Total interest expense..................................   (137,558,000)     (107,788,000)     (79,383,000)
                                                            -------------     -------------     ------------
NET INVESTMENT INCOME.....................................     73,201,000        56,843,000       50,083,000
                                                            -------------     -------------     ------------
NET REALIZED INVESTMENT LOSSES............................    (17,394,000)      (13,355,000)      (4,363,000)
                                                            -------------     -------------     ------------
Fee income:
  Variable annuity fees...................................    139,492,000       103,970,000       84,171,000
  Net retained commissions................................     39,143,000        31,548,000       24,108,000
  Surrender charges.......................................      5,529,000         5,184,000        5,889,000
  Asset management fees...................................     25,764,000        25,413,000       26,935,000
  Other fees..............................................      3,218,000         3,390,000        4,002,000
                                                            -------------     -------------     ------------
TOTAL FEE INCOME..........................................    213,146,000       169,505,000      145,105,000
                                                            -------------     -------------     ------------
GENERAL AND ADMINISTRATIVE EXPENSES.......................    (98,802,000)      (81,552,000)     (64,457,000)
                                                            -------------     -------------     ------------
AMORTIZATION OF DEFERRED ACQUISITION COSTS................    (66,879,000)      (57,520,000)     (58,713,000)
                                                            -------------     -------------     ------------
ANNUAL COMMISSIONS........................................     (8,977,000)       (4,613,000)      (2,658,000)
                                                            -------------     -------------     ------------
PRETAX INCOME.............................................     94,295,000        69,308,000       64,997,000
Income tax expense........................................    (31,169,000)      (24,252,000)     (25,739,000)
                                                            -------------     -------------     ------------
NET INCOME................................................  $  63,126,000     $  45,056,000     $ 39,258,000
                                                            =============     =============     ============


                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                 YEARS ENDED SEPTEMBER 30,
                                                                  -------------------------------------------------------
                                                                       1997                1996                1995
                                                                  ---------------     ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income......................................................  $    63,126,000     $    45,056,000     $    39,258,000
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Interest credited to:
    Fixed annuity contracts.....................................      109,217,000          82,690,000          72,975,000
    Guaranteed investment contracts.............................       22,650,000          19,974,000           3,733,000
    Net realized investment losses..............................       17,394,000          13,355,000           4,363,000
    Accretion of net discounts on investments...................      (18,576,000)         (8,976,000)         (6,865,000)
    Amortization of goodwill....................................        1,187,000           1,169,000           1,168,000
    Provision for deferred income taxes.........................      (16,024,000)         (3,351,000)         (1,489,000)
Change in:
  Accrued investment income.....................................       (2,084,000)         (5,483,000)          3,373,000
  Deferred acquisition costs....................................     (113,145,000)        (60,941,000)         (7,180,000)
  Other assets..................................................      (14,598,000)         (8,000,000)          7,047,000
  Income taxes currently payable................................       10,779,000           5,766,000           3,389,000
  Other liabilities.............................................       14,187,000           5,474,000           4,063,000
Other, net......................................................          418,000            (129,000)              7,000
                                                                   --------------       -------------       -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......................       74,531,000          86,604,000         123,842,000
                                                                   --------------       -------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Premium receipts on:
    Fixed annuity contracts.....................................    1,097,937,000         651,649,000         245,320,000
    Guaranteed investment contracts.............................       55,000,000         134,967,000         275,000,000
  Net exchanges to (from) the fixed accounts of variable annuity
    contracts...................................................     (620,367,000)       (236,705,000)         10,475,000
  Withdrawal payments on:
    Fixed annuity contracts.....................................     (242,589,000)       (173,489,000)       (237,977,000)
    Guaranteed investment contracts.............................     (198,062,000)        (16,492,000)         (1,638,000)
  Claims and annuity payments on fixed annuity contracts........      (35,731,000)        (31,107,000)        (31,237,000)
  Net receipts from (repayments of) other short-term
    financings..................................................       34,239,000        (119,712,000)          3,202,000
  Capital contribution received.................................       28,411,000          27,387,000                  --
  Dividends paid................................................      (25,500,000)        (29,400,000)                 --
                                                                   --------------       -------------       -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.......................       93,338,000         207,098,000         263,145,000
                                                                   --------------       -------------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of:
    Bonds, notes and redeemable preferred stocks................  $(2,566,211,000)    $(1,937,890,000)    $(1,556,586,000)
    Mortgage loans..............................................     (266,771,000)        (15,000,000)                 --
    Other investments, excluding short-term investments.........      (75,556,000)        (36,770,000)        (13,028,000)
  Sales of:
    Bonds, notes and redeemable preferred stocks................    2,299,063,000       1,241,928,000       1,026,078,000
    Real estate.................................................               --             900,000          36,813,000
    Other investments, excluding short-term investments.........        6,421,000           4,937,000           5,130,000
  Redemptions and maturities of:
    Bonds, notes and redeemable preferred stocks................      376,847,000         288,969,000         178,688,000
    Mortgage loans..............................................       25,920,000          11,324,000          14,403,000
    Other investments, excluding short-term investments.........       23,940,000          20,749,000          13,286,000
                                                                   --------------       -------------       -------------
NET CASH USED BY INVESTING ACTIVITIES...........................     (176,347,000)       (420,853,000)       (295,216,000)
                                                                   --------------       -------------       -------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS......       (8,478,000)       (127,151,000)         91,771,000
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF PERIOD..........      122,058,000         249,209,000         157,438,000
                                                                   --------------       -------------       -------------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD................  $   113,580,000     $   122,058,000     $   249,209,000
                                                                   ==============       =============       =============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid on indebtedness.................................  $     7,032,000     $     5,982,000     $     3,235,000
                                                                   ==============       =============       =============
  Net income taxes paid.........................................  $    36,420,000     $    22,031,000     $    23,656,000
                                                                   ==============       =============       =============



                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  NATURE OF OPERATIONS



Anchor National Life Insurance Company (the "Company") is a wholly owned indirect subsidiary of SunAmerica, Inc. (the "Parent"). The Company is an Arizona-domiciled life insurance company and conducts its business through three segments: annuity operations, asset management and broker-dealer operations. Annuity operations include the sale and administration of fixed and variable annuities and guaranteed investment contracts. Asset management, which includes the sale and management of mutual funds, is conducted by SunAmerica Asset Management Corp. Broker-dealer operations include the sale of securities and financial services products, and are conducted by Royal Alliance Associates, Inc.



The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest; strength, weakness and volatility of equity markets; and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risk. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets managed in mutual funds and held in separate accounts.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION: The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the 1997 presentation.



The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.



INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.



Bonds, notes and redeemable preferred stocks available for sale and common stocks are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds, notes and redeemable preferred stocks are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.



Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses. Real estate is carried at the lower of cost or fair value. Other invested assets include investments in limited partnerships, which are accounted for by using the cost method of accounting; separate account investments; leveraged leases; policy loans, which are carried at unpaid balances; and collateralized mortgage obligation residuals.



Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined using the specific cost identification method. Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments.



INTEREST RATE SWAP AGREEMENTS: The net differential to be paid or received on interest rate swap agreements ("Swap Agreements") entered into to reduce the impact of changes in interest rates is recognized over the lives of the agreements, and such differential is classified as Interest Expense in the income statement. All outstanding Swap Agreements are designated as hedges and, therefore, are not marked to market. However, in the event that a hedged asset/liability were to be sold or repaid before the related Swap Agreement matures, the Swap Agreement would be marked to market and any gain/loss classified with any gain/loss realized on the disposition of the hedged asset/liability. Subsequently, the Swap

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)


Agreement would be marked to market and the resulting change in fair value would be included in Investment Income in the income statement. In the event that a Swap Agreement that is designated as a hedge were to be terminated before its contractual maturity, any resulting gain/loss would be credited/charged to the carrying value of the asset/liability that it hedged.



DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the annuity contracts. Estimated gross profits are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Costs incurred to sell mutual funds are also deferred and amortized over the estimated lives of the funds obtained. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.



As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been decreased by $16,400,000 at September 30, 1997 and increased by $4,200,000 at September 30, 1996 for this adjustment.



VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the income statement.



GOODWILL: Goodwill, amounting to $18,311,000 at September 30, 1997, is amortized by using the straight-line method over periods averaging 25 years and is included in Other Assets in the balance sheet. Goodwill is evaluated for impairment when events or changes in economic conditions indicate that the carrying amount may not be recoverable.



CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts and guaranteed investment contracts are accounted for as investment-type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).



FEE INCOME: Variable annuity fees, asset management fees and surrender charges are recorded in income as earned. Net retained commissions are recognized as income on a trade-date basis.



INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS



The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale by major category follow:



                                                                     AMORTIZED COST     ESTIMATED FAIR VALUE
                                                                     --------------     --------------------
     AT SEPTEMBER 30, 1997:
       Securities of the United States Government..................  $   18,496,000        $   18,962,000
       Mortgage-backed securities..................................     636,018,000           649,196,000
       Securities of public utilities..............................      22,792,000            22,893,000
       Corporate bonds and notes...................................     984,573,000         1,012,559,000
       Redeemable preferred stocks.................................       6,125,000             6,681,000
       Other debt securities.......................................     274,481,000           275,903,000
                                                                     --------------        --------------
       Total available for sale....................................  $1,942,485,000        $1,986,194,000
                                                                     ==============        ==============
     AT SEPTEMBER 30, 1996:
       Securities of the United States Government..................  $  311,458,000        $  304,538,000
       Mortgage-backed securities..................................     747,653,000           741,876,000
       Securities of public utilities..............................       3,684,000             3,672,000
       Corporate bonds and notes...................................     590,071,000           591,148,000
       Redeemable preferred stocks.................................       9,064,000             8,664,000
       Other debt securities.......................................     339,094,000           337,373,000
                                                                     --------------        --------------
       Total available for sale....................................  $2,001,024,000        $1,987,271,000
                                                                     ==============        ==============



The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale by contractual maturity, as of September 30, 1997, follow:



                                                                     AMORTIZED COST     ESTIMATED FAIR VALUE
                                                                     --------------     --------------------
     Due in one year or less.......................................  $   19,067,000        $   20,575,000
     Due after one year through five years.........................     277,350,000           281,296,000
     Due after five years through ten years........................     631,083,000           650,242,000
     Due after ten years...........................................     378,967,000           384,885,000
     Mortgage-backed securities....................................     636,018,000           649,196,000
                                                                     --------------        --------------
     Total available for sale......................................  $1,942,485,000        $1,986,194,000
                                                                     ==============        ==============



Actual maturities of bonds, notes and redeemable preferred stocks will differ from those shown above due to prepayments and redemptions.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS -- (CONTINUED)


Gross unrealized gains and losses on bonds, notes and redeemable preferred stocks available for sale by major category follow:



                                                                              GROSS                GROSS
                                                                            UNREALIZED           UNREALIZED
                                                                              GAINS                LOSSES
                                                                         ----------------     ----------------
    AT SEPTEMBER 30, 1997:
      Securities of the United States Government.......................    $    498,000         $    (32,000)
      Mortgage-backed securities.......................................      14,998,000           (1,820,000)
      Securities of public utilities...................................         141,000              (40,000)
      Corporate bonds and notes........................................      28,691,000             (705,000)
      Redeemable preferred stocks......................................         556,000                   --
      Other debt securities............................................       1,569,000             (147,000)
                                                                           ------------         ------------
      Total available for sale.........................................    $ 46,453,000         $ (2,744,000)
                                                                           ============         ============
    AT SEPTEMBER 30, 1996:
      Securities of the United States Government.......................    $    284,000         $ (7,204,000)
      Mortgage-backed securities.......................................       7,734,000          (13,511,000)
      Securities of public utilities...................................           1,000              (13,000)
      Corporate bonds and notes........................................      11,709,000          (10,632,000)
      Redeemable preferred stocks......................................          16,000             (416,000)
      Other debt securities............................................         431,000           (2,152,000)
                                                                           ------------         ------------
      Total available for sale.........................................    $ 20,175,000         $(33,928,000)
                                                                           ============         ============



At September 30, 1997, gross unrealized gains on equity securities available for sale aggregated $1,004,000 and there were no unrealized losses. At September 30, 1996, gross unrealized gains on equity securities available for sale aggregated $1,368,000 and gross unrealized losses aggregated $309,000.



Gross realized investment gains and losses on sales of investments are as follows:



                                                                     YEARS ENDED SEPTEMBER 30,
                                                           ----------------------------------------------
                                                               1997             1996             1995
                                                           ------------     ------------     ------------
    BONDS, NOTES AND REDEEMABLE PREFERRED STOCKS:
      Available for sale:
         Realized gains..................................  $ 22,179,000     $ 14,532,000     $ 15,983,000
         Realized losses.................................   (25,310,000)     (10,432,000)     (21,842,000)
      Held for investment:
         Realized gains..................................            --               --        2,413,000
         Realized losses.................................            --               --         (586,000)
    COMMON STOCKS:
      Realized gains.....................................     4,002,000          511,000          994,000
      Realized losses....................................      (312,000)      (3,151,000)        (114,000)
    OTHER INVESTMENTS:
      Realized gains.....................................     2,450,000        1,135,000        3,561,000
      Realized losses....................................            --               --          (12,000)
    IMPAIRMENT WRITEDOWNS................................   (20,403,000)     (15,950,000)      (4,760,000)
                                                           ------------     ------------     ------------
    Total net realized investment losses.................  $(17,394,000)    $(13,355,000)    $ (4,363,000)
                                                           ============     ============     ============

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS -- (CONTINUED)


The sources and related amounts of investment income are as follows:



                                                                     YEARS ENDED SEPTEMBER 30,
                                                           ----------------------------------------------
                                                               1997             1996             1995
                                                           ------------     ------------     ------------
    Short-term investments...............................  $ 11,780,000     $ 10,647,000     $  8,308,000
    Bonds, notes and redeemable preferred stocks.........   163,038,000      140,387,000      107,643,000
    Mortgage loans.......................................    17,632,000        8,701,000        7,419,000
    Common stocks........................................        16,000            8,000            3,000
    Real estate..........................................      (296,000)        (196,000)         (51,000)
    Limited partnerships.................................     6,725,000        4,073,000        5,128,000
    Other invested assets................................    11,864,000        1,011,000        1,016,000
                                                           ------------     ------------     ------------
              Total investment income....................  $210,759,000     $164,631,000     $129,466,000
                                                           ============     ============     ============



Expenses incurred to manage the investment portfolio amounted to $2,050,000 for the year ended September 30, 1997, $1,737,000 for the year ended September 30, 1996, and $1,983,000 for the year ended September 30, 1995 and are included in General and Administrative Expenses in the income statement.



At September 30, 1997, no investment exceeded 10% of the Company's consolidated shareholder's equity.



At September 30, 1997, mortgage loans were collateralized by properties located in 21 states, with loans totaling approximately 13% of the aggregate carrying value of the portfolio secured by properties located in New York and approximately 12% by properties located in California. No more than 10% of the portfolio was secured by properties in any other single state.



At September 30, 1997, bonds, notes and redeemable preferred stocks included $216,877,000 (fair value of $227,169,000) of bonds and notes not rated investment grade. The Company had no material concentrations of non-investment-grade assets at September 30, 1997.



At September 30, 1997, the amortized cost of investments in default as to the payment of principal or interest was $1,378,000, consisting of $500,000 of non-investment-grade bonds and $878,000 of mortgage loans. Such nonperforming investments had an estimated fair value of $1,378,000.



As a component of its asset and liability management strategy, the Company utilizes Swap Agreements to match assets more closely to liabilities. Swap Agreements are agreements to exchange with a counterparty interest rate payments of differing character (for example, variable-rate payments exchanged for fixed-rate payments) based on an underlying principal balance (notional principal) to hedge against interest rate changes. The Company typically utilizes Swap Agreements to create a hedge that effectively converts floating-rate assets and liabilities to fixed-rate instruments. At September 30, 1997, the Company had one outstanding Swap Agreement with a notional principal amount of $15.9 million, which matures in December, 2024. The net interest paid amounted to $0.1 million for the year ended September 30, 1997, and is included in Interest Expense on Guaranteed Investment Contracts in the income statement.



At September 30, 1997, $5,276,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.



4.  FAIR VALUE OF FINANCIAL INSTRUMENTS



The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets (including its real estate investments and other invested assets except for cost-method partnerships) and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.



The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)


estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.



The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:



CASH AND SHORT TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.



BONDS, NOTES AND REDEEMABLE PREFERRED STOCKS: Fair value is based principally on independent pricing services, broker quotes and other independent information.



MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.



COMMON STOCKS: Fair value is based principally on independent pricing services, broker quotes and other independent information.



COST-METHOD PARTNERSHIPS: Fair value of limited partnerships accounted for by using the cost method is based upon the fair value of the net assets of the partnerships as determined by the general partners.



VARIABLE ANNUITY ASSETS: Variable annuity assets are carried at the market value of the underlying securities.



RECEIVABLE FROM (PAYABLE TO) BROKERS FOR SALES (PURCHASES) OF SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.



RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts and single premium life contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.



RESERVES FOR GUARANTEED INVESTMENT CONTRACTS: Fair value is based on the present value of future cash flows at current pricing rates and is net of the estimated fair value of hedging Swap Agreements, determined from independent broker quotes.



VARIABLE ANNUITY LIABILITIES: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)


SUBORDINATED NOTES PAYABLE TO PARENT: Fair value is estimated based on the quoted market prices for similar issues.



The estimated fair values of the Company's financial instruments at September 30, 1997 and 1996, compared with their respective carrying values, are as follows:



                                                                   CARRYING VALUE       FAIR VALUE
                                                                   ---------------    ---------------
        1997:
        ASSETS:
          Cash and short-term investments........................  $   113,580,000    $   113,580,000
          Bonds, notes and redeemable preferred stocks...........    1,986,194,000      1,986,194,000
          Mortgage loans.........................................      339,530,000        354,495,000
          Common stocks..........................................        1,275,000          1,275,000
          Cost-method partnerships...............................       46,880,000         84,186,000
          Variable annuity assets................................    9,343,200,000      9,343,200,000
        LIABILITIES:
          Reserves for fixed annuity contracts...................    2,098,803,000      2,026,258,000
          Reserves for guaranteed investment contracts...........      295,175,000        295,175,000
          Payable to brokers for purchases of securities.........          263,000            263,000
          Variable annuity liabilities...........................    9,343,200,000      9,077,200,000
          Subordinated notes payable to Parent...................       36,240,000         37,393,000
                                                                    ==============     ==============
        1996:
        ASSETS:
          Cash and short-term investments........................  $   122,058,000    $   122,058,000
          Bonds, notes and redeemable preferred stocks...........    1,987,271,000      1,987,271,000
          Mortgage loans.........................................       98,284,000        102,112,000
          Common stocks..........................................        3,970,000          3,970,000
          Cost-method partnerships...............................       45,070,000         70,553,000
          Receivable from brokers for sales of securities........       52,348,000         52,348,000
          Variable annuity assets................................    6,311,557,000      6,311,557,000
        LIABILITIES:
          Reserves for fixed annuity contracts...................    1,789,962,000      1,738,784,000
          Reserves for guaranteed investment contracts...........      415,544,000        416,695,000
          Variable annuity liabilities...........................    6,311,557,000      6,117,508,000
          Subordinated notes payable to Parent...................       35,832,000         37,339,000
                                                                    ==============     ==============



5.  SUBORDINATED NOTES PAYABLE TO PARENT



Subordinated notes payable to Parent equalled $36,240,000 at an interest rate of 9% at September 30, 1997 and require principal payments of $7,500,000 in 1998, $23,060,000 in 1999 and $5,400,000 in 2000.



6.  CONTINGENT LIABILITIES



The Company has entered into three agreements in which it has provided liquidity support for certain short-term securities of three municipalities by agreeing to purchase such securities in the event there is no other buyer in the short-term marketplace. In return the Company receives a fee. The maximum liability under these guarantees is $242,600,000. Management does not anticipate any material future losses with respect to these liquidity support facilities.



The Company is involved in various kinds of litigation common to its businesses. These cases are in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses relating to such litigation are adequate and any further liabilities and costs will not have a material adverse impact upon the Company's financial position or results of operations.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

7.  SHAREHOLDER'S EQUITY



The Company is authorized to issue 4,000 shares of its $1,000 par value Common Stock. At September 30, 1997 and 1996, 3,511 shares were outstanding.



Changes in shareholder's equity are as follows:


                                                                     YEARS ENDED SEPTEMBER 30,
                                                           ----------------------------------------------
                                                               1997             1996             1995
                                                           ------------     ------------     ------------
    ADDITIONAL PAID-IN CAPITAL:
      Beginning balance..................................  $280,263,000     $252,876,000     $252,876,000
      Capital contributions received.....................    28,411,000       27,387,000               --
                                                           ------------     ------------     ------------
      Ending balance.....................................  $308,674,000     $280,263,000     $252,876,000
                                                           ============     ============     ============
    RETAINED EARNINGS:
      Beginning balance..................................   207,002,000      191,346,000      152,088,000
      Net income.........................................    63,126,000       45,056,000       39,258,000
      Dividend paid......................................   (25,500,000)     (29,400,000)              --
                                                           ------------     ------------     ------------
      Ending balance.....................................  $244,628,000     $207,002,000     $191,346,000
                                                           ============     ============     ============

                                                                     YEARS ENDED SEPTEMBER 30,
                                                               1997             1996             1995
                                                           ------------     ------------     ------------
    NET UNREALIZED GAINS/LOSSES ON DEBT AND EQUITY
      SECURITIES AVAILABLE FOR SALE:
      Beginning balance..................................  $ (5,521,000)    $ (5,673,000)    $(24,953,000)
      Change in net unrealized gains/losses on debt
         securities available for sale...................    57,463,000       (2,904,000)      71,302,000
      Change in net unrealized gains/losses on equity
         securities available for sale...................       (55,000)       3,538,000       (1,240,000)
      Change in adjustment to deferred acquisition
         costs...........................................   (20,600,000)        (400,000)     (40,400,000)
      Tax effects of net changes.........................   (12,882,000)         (82,000)     (10,382,000)
                                                           ------------     ------------     ------------
      Ending balance.....................................  $ 18,405,000     $ (5,521,000)    $ (5,673,000)
                                                           ============     ============     ============



Dividends that the Company may pay to its shareholder in any year without prior approval of the Arizona Department of Insurance are limited by statute. The maximum amount of dividends which can be paid to shareholders of insurance companies domiciled in the state of Arizona without obtaining the prior approval of the Insurance Commissioner is limited to the lesser of either 10% of the preceding year's statutory surplus or the preceding year's statutory net gain from operations. Dividends in the amounts of $25,500,000 and $29,400,000 were paid on April 1, 1997 and March 18, 1996, respectively. No dividends were paid in fiscal year 1995.



Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1997 was $45,743,000. The statutory net income for the year ended December 31, 1996 was $27,928,000 and for the year ended December 31, 1995 was $30,673,000. The Company's statutory capital and surplus was $325,712,000 at September 30, 1997, $311,176,000 at December 31, 1996 and $294,767,000 at
December 31, 1995.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

8.  INCOME TAXES



The components of the provisions for federal income taxes on pretax income consist of the following:



                                                        NET REALIZED
                                                      INVESTMENT GAINS
                                                          (LOSSES)          OPERATIONS         TOTAL
                                                      ----------------     ------------     ------------
    1997:
    Currently payable...............................    $ (3,635,000)      $ 50,828,000     $ 47,193,000
    Deferred........................................      (2,258,000)       (13,766,000)     (16,024,000)
                                                        ------------        -----------      -----------
         Total income tax expense...................    $ (5,893,000)      $ 37,062,000     $ 31,169,000
                                                        ============        ===========      ===========
    1996:
    Currently payable...............................    $  5,754,000       $ 21,849,000     $ 27,603,000
    Deferred........................................     (10,347,000)         6,996,000       (3,351,000)
                                                        ------------        -----------      -----------
         Total income tax expense...................    $ (4,593,000)      $ 28,845,000     $ 24,252,000
                                                        ============        ===========      ===========
    1995:
    Currently payable...............................    $  4,248,000       $ 22,980,000     $ 27,228,000
    Deferred........................................      (6,113,000)         4,624,000       (1,489,000)
                                                        ------------        -----------      -----------
         Total income tax expense...................    $ (1,865,000)      $ 27,604,000     $ 25,739,000
                                                        ============        ===========      ===========



Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:



                                                                   YEARS ENDED SEPTEMBER 30,
                                                          -------------------------------------------
                                                             1997            1996            1995
                                                          -----------     -----------     -----------
    Amount computed at statutory rate...................  $33,003,000     $24,258,000     $22,749,000
    Increases (decreases) resulting from:
      Amortization of differences between book and tax
         bases of net assets acquired...................      666,000         464,000       3,049,000
      State income taxes, net of federal tax benefit....    1,950,000       2,070,000         437,000
      Dividends-received deduction......................   (4,270,000)     (2,357,000)             --
      Tax credits.......................................     (318,000)       (257,000)       (168,000)
      Other, net........................................      138,000          74,000        (328,000)
                                                          -----------     -----------     -----------
         Total income tax expense.......................  $31,169,000     $24,252,000     $25,739,000
                                                          ===========     ===========     ===========



For United States federal income tax purposes, certain amounts from life insurance operations are accumulated in a memorandum policyholders' surplus account and are taxed only when distributed to shareholders or when such account exceeds prescribed limits. The accumulated policyholders' surplus was $14,300,000 at September 30, 1997. The Company does not anticipate any transactions which would cause any part of this surplus to be taxable.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

8.  INCOME TAXES -- (CONTINUED)


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:



                                                                             SEPTEMBER 30,
                                                                     ------------------------------
                                                                         1997              1996
                                                                     -------------     ------------
        DEFERRED TAX LIABILITIES:
        Investments................................................  $  13,160,000     $ 15,036,000
        Deferred acquisition costs.................................    154,949,000      136,747,000
        State income taxes.........................................      1,777,000        1,466,000
        Net unrealized gains on debt and equity securities
          available for sale.......................................      9,910,000               --
                                                                     -------------     ------------
        Total deferred tax liabilities.............................    179,796,000      153,249,000
                                                                     -------------     ------------
        DEFERRED TAX ASSETS:
        Contractholder reserves....................................   (108,090,000)     (77,522,000)
        Guaranty fund assessments..................................     (2,707,000)      (1,031,000)
        Other assets...............................................     (1,952,000)      (1,534,000)
        Net unrealized losses on debt and equity securities
          available for sale.......................................             --       (2,973,000)
                                                                     -------------     ------------
        Total deferred tax assets..................................   (112,749,000)     (83,060,000)
                                                                     -------------     ------------
        Deferred income taxes......................................  $  67,047,000     $ 70,189,000
                                                                     =============     ============



9.  RELATED PARTY MATTERS



The Company pays commissions to two affiliated companies, SunAmerica Securities, Inc. and Advantage Capital Corp. Commissions paid to these broker-dealers totaled $25,492,000 in 1997, $16,906,000 in 1996, and $9,435,000 in 1995. These
broker-dealers, when combined with the Company's wholly owned broker-dealer, represent a significant portion of the Company's business, amounting to approximately 36.1%, 38.3%, and 40.6% of premiums in 1997, 1996, and 1995, respectively. The Company also sells its products through unaffiliated broker-dealers, the largest two of which represented approximately 19.2% and 10.1% of premiums in 1997, 19.7% and 10.2% in 1996, and 18.8% and 4.3% in 1995,
respectively.



The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, Inc., whose purpose is to provide services to the SunAmerica companies. Amounts paid for such services totaled $86,116,000 for the year ended September 30, 1997, $65,351,000 for the year ended September 30, 1996 and $42,083,000 for the year ended September 30, 1995. Such amounts are included in General and Administrative Expenses in the income statement.



The Parent made capital contributions of $28,411,000 in December 1996 and $27,387,000 in December 1995 to the Company, through the Company's direct parent, in exchange for the termination of its guaranty with respect to certain real estate owned in Arizona. Accordingly, the Company reduced the carrying value of this real estate to estimated fair value to reflect the termination of the guaranty.



During the year ended September 30, 1995, the Company sold to the Parent real estate for cash equal to its carrying value of $29,761,000.



During the year ended September 30, 1997, the Company sold various invested assets to SunAmerica Life Insurance Company and to CalAmerica Life Insurance Company for cash equal to their current market values of $15,776,000 and $15,000, respectively. The Company recorded net gains aggregating $276,000 on such transactions.



During the year ended September 30, 1997, the Company also purchased certain invested assets from SunAmerica Life Insurance Company and from CalAmerica Life Insurance Company for cash equal to their current market values of $8,717,000 and $284,000, respectively.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

9.  RELATED PARTY MATTERS -- (CONTINUED)


During the year ended September 30, 1996, the Company sold various invested assets to the Parent and to SunAmerica Life Insurance Company for cash equal to their current market values of $274,000 and $47,321,000, respectively. The Company recorded net losses aggregating $3,000 on such transactions.



During the year ended September 30, 1996, the Company also purchased certain invested assets from SunAmerica Life Insurance Company for cash equal to their current market values, which aggregated $28,379,000.



10.  BUSINESS SEGMENTS



Summarized data for the Company's business segments follow:



                                                                TOTAL
                                                           DEPRECIATION AND
                                      TOTAL REVENUES     AMORTIZATION EXPENSE     PRETAX INCOME      TOTAL ASSETS
                                      --------------     --------------------     -------------     ---------------
    1997:
    Annuity operations..............   $ 332,845,000         $ 55,675,000          $ 74,792,000     $12,438,021,000
    Broker-dealer operations........      38,005,000              689,000            16,705,000          51,400,000
    Asset management................      35,661,000           16,357,000             2,798,000          81,518,000
                                        ------------          -----------           -----------      --------------
         Total......................   $ 406,511,000         $ 72,721,000          $ 94,295,000     $12,570,939,000
                                        ============          ===========           ===========      ==============
    1996:
    Annuity operations..............   $ 256,681,000         $ 43,974,000          $ 53,827,000     $ 9,092,770,000
    Broker-dealer operations........      31,053,000              449,000            13,033,000          37,355,000
    Asset management................      33,047,000           18,295,000             2,448,000          74,410,000
                                        ------------          -----------           -----------      --------------
         Total......................   $ 320,781,000         $ 62,718,000          $ 69,308,000     $ 9,204,535,000
                                        ============          ===========           ===========      ==============
    1995:
    Annuity operations..............   $ 211,587,000         $ 38,350,000          $ 55,462,000     $ 7,667,946,000
    Broker-dealer operations........      24,194,000              411,000             9,025,000          29,241,000
    Asset management................      34,427,000           24,069,000               510,000          86,510,000
                                        ------------          -----------           -----------      --------------
         Total......................   $ 270,208,000         $ 62,830,000          $ 64,997,000     $ 7,783,697,000
                                        ============          ===========           ===========      ==============

================================================================================
                 APPENDIX A -- CONDENSED FINANCIAL INFORMATION
================================================================================


                                                  INCEPTION TO    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                  PORTFOLIOS                        11/30/93       11/30/94       11/30/95       11/30/96       11/30/97
==========================================================================================================================
Capital Appreciation (Inception Date -- 2/9/93)
  Beginning AUV................................    $    10.00     $     11.14    $     10.64    $     14.19    $     17.63
  End AUV......................................    $    11.14     $     10.64    $     14.19    $     17.63    $     21.26
  End #AUs.....................................     3,606,855       8,462,152     13,247,155     20,470,395     24,889,133
--------------------------------------------------------------------------------------------------------------------------
Growth (Inception Date -- 2/9/93)
  Beginning AUV................................    $    10.00     $     10.78    $     10.41    $     12.95    $     16.32
  End AUV......................................    $    10.78     $     10.41    $     12.95    $     16.32    $     20.31
  End #AUs.....................................     1,719,857       3,950,678      5,968,263      7,557,844      9,747,428
--------------------------------------------------------------------------------------------------------------------------
Natural Resources (Inception Date -- 10/31/94)
  Beginning AUV................................            --     $     10.00    $      9.27    $     10.78    $     12.13
  End AUV......................................            --     $      9.27    $     10.78    $     12.13    $     11.14
  End #AUs.....................................            --          51,412        848,159      2,171,050      2,937,198
--------------------------------------------------------------------------------------------------------------------------
Government and Quality Bond (Inception Date -- 2/9/93)
  Beginning AUV................................    $    10.00     $     10.32    $      9.81    $     11.51    $     11.94
  End AUV......................................    $    10.32     $      9.81    $     11.51    $     11.94    $     12.65
  End #AUs.....................................     6,479,985       7,008,717      8,504,677      9,176,239     10,047,042
--------------------------------------------------------------------------------------------------------------------------
Emerging Markets (Inception Date -- 6/2/97)
  Beginning AUV................................            --              --             --             --    $     10.00
  End AUV......................................            --              --             --             --    $      7.97
  End #AUs.....................................            --              --             --             --      1,751,922
--------------------------------------------------------------------------------------------------------------------------
Aggressive Growth (Inception Date -- 6/3/96)
  Beginning AUV................................            --              --             --    $     10.00    $     10.29
  End AUV......................................            --              --             --    $     10.29    $     11.51
  End #AUs.....................................            --              --             --      3,165,900      7,215,024
--------------------------------------------------------------------------------------------------------------------------
International Growth and Income (Inception Date -- 6/2/97)
  Beginning AUV................................            --              --             --             --    $     10.00
  End AUV......................................            --              --             --             --    $     10.33
  End #AUs.....................................            --              --             --             --      2,721,228
--------------------------------------------------------------------------------------------------------------------------
International Diversified Equities (Inception
  Date -- 10/31/94)
  Beginning AUV................................            --     $     10.00    $      9.77    $     10.07    $     11.39
  End AUV......................................            --     $      9.77    $     10.07    $     11.39    $     11.62
  End #AUs.....................................            --         271,316      4,659,066     12,762,343     18,010,557
--------------------------------------------------------------------------------------------------------------------------
Global Equities (Inception Date -- 2/9/93)
  Beginning AUV................................    $    10.00     $     10.86    $     11.43    $     13.01    $     15.15
  End AUV......................................    $    10.86     $     11.43    $     13.01    $     15.15    $     16.90
  End #AUs.....................................     3,964,021      11,705,418     12,350,883     15,583,207     18,376,185
--------------------------------------------------------------------------------------------------------------------------
Real Estate (Inception Date -- 6/2/97)
  Beginning AUV................................            --              --             --             --    $     10.00
  End AUV......................................            --              --             --             --    $     11.44
  End #AUs.....................................            --              --             --             --      1,632,804
--------------------------------------------------------------------------------------------------------------------------
Putnam Growth* (Inception Date -- 2/9/93)
  Beginning AUV................................    $    10.00     $      9.92    $      9.79    $     12.60    $     14.88
  End AUV......................................    $     9.92     $      9.79    $     12.60    $     14.88    $     18.47
  End #AUs.....................................     4,322,769       7,610,104      8,932,998     10,354,025     11,336,732
--------------------------------------------------------------------------------------------------------------------------
Growth/Phoenix Investment Counsel (Inception Date -- 2/9/93)
  Beginning AUV................................    $    10.00     $     10.65    $      9.79    $     12.81    $     14.94
  End AUV......................................    $    10.65     $      9.79    $     12.81    $     14.94    $     17.63
  End #AUs.....................................     6,078,952      10,477,818     11,457,899     12,077,737     11,714,450
--------------------------------------------------------------------------------------------------------------------------
* Formerly named Provident Growth.

                                                  INCEPTION TO    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR    FISCAL YEAR
                  PORTFOLIOS                        11/30/93       11/30/94       11/30/95       11/30/96       11/30/97
==========================================================================================================================
Alliance Growth (Inception Date -- 2/9/93)
  Beginning AUV................................   $     10.00     $     10.78    $     10.53    $     15.44    $     19.46
  End AUV......................................   $     10.78     $     10.53    $     15.44    $     19.46    $     24.51
  End #AUs.....................................     2,153,075       4,997,778     10,560,070     18,333,555     24,050,697
--------------------------------------------------------------------------------------------------------------------------
Venture Value (Inception Date -- 10/31/94)
  Beginning AUV................................            --     $     10.00    $      9.77    $     13.29    $     16.68
  End AUV......................................            --     $      9.77    $     13.29    $     16.68    $     21.30
  End #AUs.....................................            --         355,083     11,270,792     29,247,554     44,892,446
--------------------------------------------------------------------------------------------------------------------------
Federated Value (Inception Date -- 6/3/96)
  Beginning AUV................................            --              --             --    $     10.00    $     11.00
  End AUV......................................            --              --             --    $     11.00    $     13.62
  End #AUs.....................................            --              --             --      1,021,137      3,095,513
--------------------------------------------------------------------------------------------------------------------------
Growth-Income (Inception Date -- 2/9/93)
  Beginning AUV................................   $     10.00     $     10.47    $     10.09    $     13.32    $     16.70
  End AUV......................................   $     10.47     $     10.09    $     13.32    $     16.70    $     21.41
  End #AUs.....................................     4,302,869       8,329,322     12,560,865     18,546,142     24,795,824
--------------------------------------------------------------------------------------------------------------------------
Utility (Inception Date -- 6/3/96)
  Beginning AUV................................            --              --             --    $     10.00    $     10.67
  End AUV......................................            --              --             --    $     10.67    $     12.74
  End #AUs.....................................            --              --             --        543,461      1,541,346
--------------------------------------------------------------------------------------------------------------------------
Asset Allocation (Inception Date -- 7/1/93)
  Beginning AUV................................   $     10.00     $     10.30    $     10.17    $     12.64    $     14.97
  End AUV......................................   $     10.30     $     10.17    $     12.64    $     14.97    $     17.98
  End #AUs.....................................     3,386,288      10,372,954     15,418,350     19,940,733     25,272,776
--------------------------------------------------------------------------------------------------------------------------
Balanced/Phoenix Investment Counsel (Inception
  Date -- 10/31/94)
  Beginning AUV................................            --     $     10.00    $      9.95    $     12.33    $     13.82
  End AUV......................................            --     $      9.95    $     12.33    $     13.82    $     15.45
  End #AUs.....................................            --          51,759      2,441,901      4,583,234      5,415,312
--------------------------------------------------------------------------------------------------------------------------
SunAmerica Balanced (Inception Date -- 6/3/96)
  Beginning AUV................................            --              --             --    $     10.00    $     11.04
  End AUV......................................            --              --             --    $     11.04    $     13.22
  End #AUs.....................................            --              --             --        817,039      2,447,948
--------------------------------------------------------------------------------------------------------------------------
Worldwide High Income (Inception
  Date -- 10/31/94)
  Beginning AUV................................            --     $     10.00    $      9.95    $     11.36    $     14.20
  End AUV......................................            --     $      9.95    $     11.36    $     14.20    $     15.98
  End #AUs.....................................            --          53,315      1,040,828      3,196,739      6,368,247
--------------------------------------------------------------------------------------------------------------------------
High-Yield Bond (Inception Date -- 2/9/93)
  Beginning AUV................................   $     10.00     $     10.98    $     10.35    $     11.48    $     12.99
  End AUV......................................   $     10.98     $     10.35    $     11.48    $     12.99    $     14.66
  End #AUs.....................................     3,812,374       5,370,944      7,075,451      8,358,195     11,443,250
--------------------------------------------------------------------------------------------------------------------------
Corporate Bond (Inception Date -- 7/1/93)
  Beginning AUV................................   $     10.00     $     10.12    $      9.63    $     11.10    $     11.65
  End AUV......................................   $     10.12     $      9.63    $     11.10    $     11.65    $     12.54
  End #AUs.....................................     1,152,407       1,643,694      2,623,065      3,059,808      4,235,990
--------------------------------------------------------------------------------------------------------------------------
Global Bond (Inception Date -- 7/1/93)
  Beginning AUV................................   $     10.00     $     10.25    $      9.78    $     11.20    $     12.25
  End AUV......................................   $     10.25     $      9.78    $     11.20    $     12.25    $     13.08
  End #AUs.....................................     2,439,405       4,532,386      5,288,158      5,413,149      6,164,455
--------------------------------------------------------------------------------------------------------------------------
Cash Management (Inception Date -- 2/9/93)
  Beginning AUV................................   $     10.00     $     10.07    $     10.27    $     10.67    $     11.04
  End AUV......................................   $     10.07     $     10.27    $     10.67    $     11.04    $     11.43
  End #AUs.....................................     2,442,124       8,623,034      8,372,979      8,005,908     11,224,451
==========================================================================================================================


AUV -- Accumulation Unit Value

 AU -- Accumulation Units

================================================================================
                     APPENDIX B -- MARKET VALUE ADJUSTMENT
================================================================================

The market value adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of changing interest rates. The impact of the market value adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                                            N/12
                          [(1+I/(1+J+0.005)]     - 1

        The market value adjustment formula may differ in certain states where:

        I is the interest rate you are earning on the money invested in the fixed investment option;

        J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed investment option; and

        N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

    (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed investment option at a rate of 7%;


    (2) You make a partial withdrawal of $4,000 when 1 1/2 years (18 months) remain in the 10-year term you initially agreed to leave your money in the fixed investment option (N=18); and



    (3) You have not made any other transfers, additional Purchase Payments, or withdrawals.



No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years. If a withdrawal charge applies, it is deducted before the market value adjustment. The market value adjustment is assessed on the amount withdrawn less any withdrawal charge.


     NEGATIVE ADJUSTMENT


Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 1-year fixed investment option is 7.5% and the 3-year fixed investment option is 8.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 8%.



                                                               N/12
 The market value adjustment factor is  =   [(1+I)/(1+J+0.005)]     - 1

                                                                 18/12
                                        =   [(1.07)/(1.08+0.005)]      - 1

                                                      1.5
                                        =   (0.986175)    - 1

                                        =   0.979335 - 1

                                        =   - 0.020665


The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:


                        $4,000 x (- 0.020665) = -$82.66



$82.66 represents the market value adjustment that will be deducted from the money remaining in the 10-year fixed investment option.


     POSITIVE ADJUSTMENT


Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 1-year fixed investment option is 5.5% and the 3-year fixed investment option is 6.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 6%.



                                                              N/12
 The market value adjustment factor is  =   [(1+I/(1+J+0.005)]     - 1

                                                                 18/12
                                        =   [(1.07)/(1.06+0.005)]      - 1

                                                      1.5
                                        =   (1.004695)    - 1

                                        =   1.007051 - 1

                                        =   + 0.007051


The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:


                          $4,000 x (+0.007051)=+$28.20



$28.20 represents the market value adjustment that would be added to your withdrawal.

================================================================================
                          APPENDIX C -- PREMIUM TAXES
================================================================================

Premium taxes vary according to the state and are subject to change without notice. In many states, there is no tax at all. Listed below are the current premium tax rates in those states that assess a premium tax. For current information, you should consult your tax adviser.

                                 QUALIFIED       NON-QUALIFIED
            STATE                 CONTRACT          CONTRACT
-----------------------------------------------------------------
-----------------------------------------------------------------
California                          .50%             2.35%
-----------------------------------------------------------------
District of Columbia               2.25%             2.25%
-----------------------------------------------------------------
Kansas                               0%                2%
-----------------------------------------------------------------
Kentucky                             2%                2%
-----------------------------------------------------------------
Maine                                0%                2%
-----------------------------------------------------------------
Nevada                               0%               3.5%
-----------------------------------------------------------------
South Dakota                         0%              1.25%
-----------------------------------------------------------------
West Virginia                        1%                1%
-----------------------------------------------------------------
Wyoming                              0%                1%
=================================================================

--------------------------------------------------------------------------------

 Please forward a copy (without charge) of the Polaris Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)

        ----------------------------------------------------------------
        Name

        ----------------------------------------------------------------
        Address

        ----------------------------------------------------------------
        City/State/Zip

        Date:                              Signed:
             ----------------                     ----------------------
 Return to: Anchor National Life Insurance Company, Annuity Service Center,
 P.O. Box 54299, Los Angeles, California 90054-0299.
--------------------------------------------------------------------------------

                                     PART II
                                     -------

               Information Not Required in Prospectus

Item 13.       Other Expenses of Issuance and Distribution.

               Not Applicable

Item 14.       Indemnification of Directors and Officers.

               Not Applicable

Item 15.       Recent Sales of Unregistered Securities.

               Not Applicable

Item 16.       Exhibits and Financial Statement Schedules.


               Exhibit No.          Description
               -----------          -----------
               (1)           Form of Underwriting Agreement*
               (2)           Plan of Acquisition, Reorganization,
                             Arrangement, Liquidation or Succession**
               (3)           (a)    Articles of Incorporation*
                             (b)    By-Laws*
               (4)           (a)    Polaris Fixed and Variable Annuity
                                    Contract*
                             (b)    Polaris Participant Enrollment Form*
               (5)           Opinion of Counsel re: Legality*
               (6)           Opinion re Discount on Capital Shares**
               (7)           Opinion re Liquidation Preference**
               (8)           Opinion re Tax Matters**
               (9)           Voting Trust Agreement**
               (10)          Material Contracts**
               (11)          Statement re Computation of Per Share
                             Earnings**
               (12)          Statement re Computation of Ratios**
               (14)          Material Foreign Patents**
               (15)          Letter re Unaudited Financial Information**
               (16)          Letter re Change in Certifying Accountant**
               (21)          Subsidiaries of Registrant*
               (23)          (a)    Consent of Independent Accountants*
                             (b)    Consent of Attorney*
               (24)          Powers of Attorney*
               (25)          Statement of Eligibility of Trustee**
               (26)          Invitation for Competitive Bids**
               (27)          Financial Data Schedule*
               (28)          Information Reports Furnished to State
                             Insurance Regulatory Authority**
               (29)          Other Exhibits**

                                    *       Herewith
                                    **      Not Applicable
                                    ***     Previously Filed

Item 17.       Undertakings.

                The undersigned registrant, Anchor National Life Insurance Company, hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, and the State of California, on this 19th day of January, 1998.

                             By: ANCHOR NATIONAL LIFE INSURANCE COMPANY



                             By:    /s/ JAY S. WINTROB
                                ---------------------------------------
                                    Jay S. Wintrob
                                    Executive Vice President


        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                      TITLE                        DATE
        ---------                      -----                        ----

ELI BROAD*                   President, Chief Executive
----------------               Officer, & Chairman of
Eli Broad                            Board
                           (Principal Executive Officer)


SCOTT L. ROBINSON*           Senior Vice President &
----------------                   Director
Scott L. Robinson         (Principal Financial Officer)


N. SCOTT GILLIS*             Senior Vice President &
----------------                  Controller
N. Scott Gillis           (Principal Accounting Officer)


JAMES R. BELARDI*                   Director
----------------
James R. Belardi


LORIN M. FIFE*                      Director
----------------
Lorin M. Fife


JANA W. GREER*                      Director
----------------
Jana W. Greer


JAY S. WINTROB*                     Director
----------------
Jay S. Wintrob


/s/ SUSAN L. HARRIS                 Director                   January 19, 1998
-------------------
Susan L. Harris


PETER McMILLAN*                     Director
----------------
Peter McMillan


JAMES W. ROWAN*                     Director
-----------------
James W. Rowan


  *By:  /s/ SUSAN L. HARRIS         Attorney-in-Fact
        -----------------------
        Susan L. Harris


        Date: January 19, 1998

                                  EXHIBIT INDEX


Number                       Description
------                       -----------
(1)            Form of Underwriting Agreement
(3)(a)         Articles of Incorporation
(3)(b)         By-Laws
(4)(a)         Polaris Fixed and Variable Annuity Contract
(4)(b)         Polaris Participant Enrollment Form
(5)            Opinion of Counsel re: Legality (included in Exhibit 23(b)
(21)           Subsidiaries of Registrant
(23)(a)        Consent of Independent Accountants
(23)(b)        Consent of Attorney
(24)           Powers of Attorney
(27)           Financial Data Schedule